As filed with the Securities and Exchange Commission on February 22, 2024

Registration No. 333-276489

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________

AMENDMENT NO. 2
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_____________________

Lucy Scientific Discovery Inc.
(Exact Name of Registrant as Specified in Its Charter)

_____________________

British Columbia	2834	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

301-1321 Blanshard Street
Victoria, British Columbia, Canada V8W 0B6
(778) 410-5195
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

_____________________

Richard Nanula
Chief Executive Officer
Lucy Scientific Discovery Inc.
301-1321 Blanshard Street
Victoria, British Columbia, Canada V8W 0B6
(778) 410-5195
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

_____________________

Please send copies of all communications to:

Joseph M. Lucosky, Esq.
Steven A. Lipstein, Esq.
Lucosky Brookman LLP
101 Wood Avenue South, 5th Floor
Woodbridge, New Jersey 08830
(732) 395-4400

_____________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED FEBRUARY 22, 2024

Up to 7,361,688 Common Shares

Lucy Scientific Discovery Inc.

This prospectus relates to the offer and resale, from time to time, of up to an aggregate of 7,361,688 of Lucy Scientific Discovery Inc.’s (the “Company”) common shares, no par value (the “Common Shares”), consisting of:

(i)    4,497,363 Common Shares issuable upon the conversion of senior secured convertible promissory notes of the Company (each individually, a “Note” and collectively, the “Notes”), pursuant to a securities purchase agreement, dated December 12, 2023 (the “SPA”), entered into by and between the Company and three (3) purchasers named therein (each, a “Selling Stockholder” and collectively, the “Selling Stockholders”);

(ii)   1,500,000 Common Shares issuable upon the exercise of 1,500,000 warrants at an exercise price of $0.25 per share of our Common Shares (each, a “Warrant” and collectively, the “Warrants”) pursuant to the SPA issued in the Offering to the Selling Stockholders; and

(iii)  1,364,325 Common Shares issuable upon the effectiveness of the registration statement of which this prospectus forms a part with a value of $270,000 based on a fixed price per share of $0.1979, as agreed to by the Selling Stockholders, representing the minimum Equity Interest (as defined in this prospectus) that will be due to the Selling Stockholders.

We are not selling any securities under this prospectus and we will not receive proceeds from the sale of the shares of our Common Shares by the Selling Stockholders. However, we may receive proceeds from the cash exercise of the Warrants, which if exercised in cash at the current exercise price with respect to all Warrants, would result in gross proceeds to us of approximately $375,000.

We will pay the expenses of registering the Common Shares offered by this prospectus, but all selling and other expenses incurred by the Selling Stockholders will be paid by the Selling Stockholders. The Selling Stockholders may sell our Common Shares offered by this prospectus from time to time on terms to be determined at the time of sale through ordinary brokerage transactions or through any other means described in this prospectus under “Plan of Distribution.” The prices at which the Selling Stockholders may sell shares will be determined by the prevailing market price for our Common Shares or in negotiated transactions.

Our Common Shares are quoted on The Nasdaq Capital Market, or Nasdaq, under the symbol “LSDI.” On February 21, 2024, the last reported sale price for our Common Shares on Nasdaq was $0.2356 per share.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 6 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is _______________, 2024.

LUCY SCIENTIFIC DISCOVERY INC.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the U.S. Securities and Exchange Commission (the “SEC”). You should read this prospectus and the information and documents incorporated herein by reference carefully. Such documents contain important information you should consider when making your investment decision. See “Where You Can Find Additional Information” and “Incorporation of Certain Documents by Reference” in this prospectus.

You should rely only on the information contained in or incorporated by reference into this prospectus. Neither we nor the selling stockholders named herein (each a “Selling Stockholder” and collectively, the “Selling Stockholders”) have authorized anyone to provide you with information different from, or in addition to, that contained in or incorporated by reference into this prospectus. This prospectus is an offer to sell only the securities offered hereby but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in or incorporated by reference into this prospectus is current only as of their respective dates or on the date or dates that are specified in those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

The Selling Stockholders are not offering to sell or seeking offers to purchase these securities in any jurisdiction where the offer or sale is not permitted. Neither we nor the Selling Stockholders have done anything that would permit this offering (the “Offering”) or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the jurisdiction of the United States who come into possession of this prospectus are required to inform themselves about and to observe any restrictions relating to this Offering and the distribution of this prospectus applicable to that jurisdiction.

If required, each time a Selling Stockholder offers shares of our Common Shares, we will provide you with, in addition to this prospectus, a prospectus supplement that will contain specific information about the terms of that offering. We may also authorize a Selling Stockholder to use one or more free writing prospectuses to be provided to you that may contain material information relating to that offering. We may also use a prospectus supplement and any related free writing prospectus to add, update or change any of the information contained in this prospectus or in documents we have incorporated by reference. This prospectus, together with any applicable prospectus supplements, any related free writing prospectuses and the documents incorporated by reference into this prospectus, includes all material information relating to this Offering. To the extent that any statement that we make in a prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in a prospectus supplement. Please carefully read both this prospectus and any prospectus supplement together with the additional information described below under the section entitled “Incorporation of Certain Documents by Reference” before buying any of the securities offered.

Unless the context otherwise requires, the terms “the Company,” “we,” “us” and “our” refer to Lucy Scientific Discovery Inc. and our subsidiaries.

Unless otherwise indicated, information contained in this prospectus or incorporated by reference herein concerning our industry and the markets in which we operate is based on information from independent industry and research organizations, other third-party sources (including industry publications, surveys and forecasts), and management estimates. Management estimates are derived from publicly available information released by independent industry analysts and third-party sources, as well as data from our internal research, and are based on assumptions made by us upon reviewing such data and our knowledge of such industry and markets, which we believe to be reasonable. Although we believe the data from these third-party sources is reliable, we have not independently verified any third-party information. In addition, projections, assumptions and estimates of the future performance of the industry in which we operate and our future performance are necessarily subject to uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

ii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

When used in this prospectus, including the documents that we have incorporated by reference, in future filings with the SEC or in press releases or other written or oral communications, statements which are not historical in nature, including those containing words such as “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters, are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (set forth in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)). In particular, statements pertaining to our trends, liquidity and capital resources, among others, contain forward-looking statements. You can also identify forward-looking statements by discussions of strategy, plans or intentions. Examples of forward-looking statements include, but are not limited to, statements about the following:

•        our ability to generate commercially viable products through our research and development efforts;

•        estimates of our addressable market, future revenue, expenses, capital requirements and our needs for additional financing;

•        our ability to obtain funding for our operations, including funding necessary to complete the expansion of our operations;

•        our ability to complete the acquisition of Bluesky Biologicals Inc. or the acquisition of the intellectual property of Hightimes Holding Corp.;

•        the implementation of our business model and strategic plans for our products, technologies and businesses;

•        our expectations regarding our ability to establish and maintain intellectual property protection for our products and technologies and our ability to operate our business without infringing on the intellectual property rights of others;

•        companies and technologies in our industry with which we may compete;

•        our ability to attract and retain key scientific and engineering personnel;

•        our expectations regarding the period during which we qualify as an emerging growth company under the JOBS Act;

•        business disruptions affecting our operations due to the global COVID-19 pandemic;

•        our expectations regarding market trends; and

•        other risks and uncertainties, including those listed under the caption “Risk Factors.”

These statements are necessarily subjective, are based upon our current plans, intentions, objectives, goals, strategies, beliefs, projections and expectations, and involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any future results, performance or achievements described in or implied by such statements. Actual results may differ materially from expected results described in our forward-looking statements, including with respect to correct measurement and identification of factors affecting our business or the extent of their likely impact, the accuracy and completeness of the publicly-available information with respect to the factors upon which our business strategy is based, or the success of our business.

Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of whether, or the times by which, our performance or results may be achieved. Forward-looking statements are based on information available at the time those statements are made and management’s belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that may cause actual results, our performance or achievements, or industry results to differ materially from those contemplated by such forward-looking statements include, without limitation, those discussed under the caption “Risk Factors” in this prospectus as well as other risks and factors identified from time to time in our SEC filings.

iii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in our Common Shares. We urge you to read this entire prospectus and the documents incorporated by reference herein carefully, including the financial statements and notes to those financial statements incorporated by reference herein and therein. Please read the section of this prospectus entitled “Risk Factors” for more information about important risks that you should consider before investing in our Common Shares.

Recent Developments

On January 16, 2023, we entered into a strategic investment agreement, or the Strategic Investment Agreement, with Hightimes Holding Corp., or Hightimes, 1252240 BC LTD, a wholly owned subsidiary of Hightimes, and Trans-High Corporation, a wholly owned subsidiary of Hightimes, pursuant to which Hightimes granted to us $833,333 of annual advertising and marketing credits, or Advertising Credits, for five consecutive years, in exchange for 625,000 of our Common Shares. The Advertising Credits enable us to advertise (i) on all Hightimes publications, including the Hightimes print and website publications, and (ii) at all festivals and events conducted by Hightimes. Unless earlier terminated pursuant to the terms of the Strategic Investment Agreement, the Strategic Investment Agreement will terminate on December 31, 2025, which term may be extended by the parties to the Strategic Investment Agreement upon such terms and conditions as the parties may mutually agree. Paul Abramowitz, one of our directors, is a shareholder of Hightimes and is the stepfather of the person who was Executive Chairman of Hightimes through September 2023. Mr. Abramowitz’s biological son is a beneficial owner of Roma Ventures, LLC, or Roma Ventures, an entity that owned approximately 8.53% of our issued and outstanding Common Shares upon the entrance into the transaction (as of the date of this prospectus, Roma Ventures does not own any Common Shares). Benjamin Windle is the investment manager of Roma Ventures. Mr. Windle is the investment manager of Whistling Pines LLC, one of the Selling Stockholders. Mr. Abramowitz’s biological son is a beneficial owner of Whistling Pines LLC. The Executive Chairman of Hightimes at the time of the transaction, Mr. Abramowitz, and Roma Ventures are shareholders of Hightimes.

On February 13, 2023, we completed our initial public offering (the “IPO”). Our registration statement on Form S-1 (File No. 333-262296) relating to the IPO was declared effective by the SEC on February 8, 2023. We issued 1,875,000 common shares at a price of $4.00 per share for aggregate net cash proceeds of $5.8 million, after deducting underwriting discounts and commissions and other offering related costs. None of the expenses associated with the IPO were paid to directors, officers, persons owning 10% or more of any class of equity securities, or to their associates, or to our affiliates. WestPark Capital, Inc. acted as sole book running manager of the offering and as representative of the underwriters.

On March 20, 2023, we entered into a definitive asset purchase agreement (the “APA”) with Wesana Health Holdings Inc. (“Wesana”) for the purchase of Wesana’s SANA-013 intellectual property and related assets (the “Transaction”). The Transaction provides an opportunity for the continued development of SANA-013 through the next phases of the US FDA regulatory process and for the Company to have economic exposure to any positive advancements in any such future research and development efforts by Lucy. On June 30, 2023, the Company entered into the First Amendment to the APA (the “First Amendment”). Pursuant to the First Amendment, the consideration to be paid for these assets is: (a) $300,000 in cash to be paid within 24 hours of the signing of the First Amendment; (b) upon the closing of the acquisition (the “Closing”), the Company will issue Wesana an aggregate of 1,000,000 shares of the Company’s Common Shares; (c) $177,973.99 in cash payable in the following 4 installments: (i) $100,000.00 due on or before July 1, 2023; (ii) $25,991.33 due on or before October 1, 2023; (iii) $25,991.33 due on or before January 1, 2024; and (iv) $25,991.33 due on or before April 1, 2024, and (d) at the Closing, the Company will assume certain liabilities of Wesana which principally consists of $92,026.01 of trade payables owed by Wesana to a law firm. While the July payment was made, the October and January payments have not yet been made. Wesana has not yet accelerated the debt or declared an event of default with regard to the debt.

On March 23, 2023, we launched a new line of unscheduled psychoactive compounds that are available for sale throughout the United States, and where permitted. This product line is named Mindful by Lucy and is the first line in the new family of brands contains Amanita Muscaria mushrooms, a psychoactive adaptogen. The product leverages the compounds of these mushrooms, and a proprietary blend of other natural functional ingredients, to create a transformative experience for consumers. We aim to distribute and market Mindful by Lucy through Hightimes’ websites and social channels. Lucy and High Times entered into a Strategic Investment Agreement in January 2023 whereby Lucy received $2.5 million in advertising credits in exchange for 625,000 of our common shares that will help launch the new brand into market through High Times channels and experiential events without cash outlays for marketing by Lucy. This new line is well-positioned to capitalize on the growing market for psychoactive alternatives, which Forbes predicts will double to over $5 billion in gross sales by 2025.

On June 30, 2023, the Closing of Wesana occurred. A total of $100,000 was paid by the Company to Wesana on July 5, 2023 and the Shares were issued on June 30, 2023.

On July 11, 2023, we announced the launch of Twilight by Lucy, a blend of Amanita and Reishi mushrooms that include a variety of other nootropics promoting improved cognitive function and enhanced sleep quality. This release comes on the heels of the recent launch of Mindful by Lucy. Both of these products are now available for purchase on the company’s official online store, www.buytrippy.com, as well as through Hightimes.com and other channels. Twilight by Lucy is a product designed to enhance and optimize consumer’s nightly sleep. The introduction of Twilight alongside Mindful underscores Lucy’s dedication to providing solutions in the psychotropic marketplace.

On July 24, 2023, Christopher McElvany resigned from his positions as the Company’s President and Chief Executive Officer and resigned as a member of the Company’s Board of Directors (the “Board”). The Company and Mr. McElvany agreed that his last day of employment was July 14, 2023. Mr. McElvany did not resign as a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On July 24, 2023, the Board ratified the appointment of Richard Nanula (a member of the Board since February 2022) as CEO.

On September 6, 2023, we entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) with Hightimes to acquire the intellectual property of High Times. Hightimes owns all of the issued and outstanding shares of common stock of HT-Lucy Acquisition Corp., a Delaware corporation. Pursuant to the Stock Purchase Agreement, Hightimes agreed to sell to us all of the common stock of HT-Lucy Acquisition Corp. upon the terms and subject to the conditions of the Stock Purchase Agreement. In exchange for the common stock of HT-Lucy Acquisition Corp., we shall pay Hightimes as consideration (i) the number of Common Shares that represents 19.9% of the total issued and outstanding shares of the Company at the closing; and (ii) semi-annual earn-out payments (the “Hightimes Earn-Out Payments”) payable for the five (5) consecutive fiscal years ending on June 30, 2029, in amounts equal to three (3) times the adjusted EBITDA of HT-Lucy Acquisition Corp., calculated pursuant to the terms of the Stock Purchase Agreement. We have the discretion to pay the Hightimes Earn-Out Payments with either Lucy common shares or cash. At the closing, we will also cause HT-Lucy Acquisition Corp. to enter into an intellectual property license agreement pursuant to which HT-Lucy Acquisition Corp. will grant to an affiliate of Hightimes the exclusive right and license to utilize certain intellectual property rights to operate retail stores and to manufacture and sell THC products in the United States in return for a license fee of $1.0 million per year, increasing to $2.0 million per year upon Federal legalization.

On September 12, 2023, we entered into an amalgamation agreement (the “Amalgamation Agreement”) with Bluesky Biologicals Inc. (“Bluesky”) to acquire the Bluesky. Bluesky, through Bluesky Wellness Inc., owns a portfolio of plant-based wellness brands including Keoni, Keoni Sport, Blush Wellness and AMMA Healing. Pursuant to the Amalgamation Agreement, Bluesky will amalgamate with a wholly-owned subsidiary of the Company upon the terms and subject to the conditions of the Amalgamation Agreement. We shall pay Bluesky as consideration (i) the number of Common Shares that represents 19.9% of the total issued and outstanding shares of the Company at the closing; and (ii) earn-out payments (the “Bluesky Earn-Out Payments”) payable for the four (4) consecutive fiscal years ending on June 30, 2028, the six (6) month period ended June 30, 2024, and the six (6) month period ending December 31, 2028, in amounts equal to two and one half (2.5) times the adjusted EBITDA of Bluesky., calculated pursuant to the terms of the Amalgamation Agreement. We have the discretion to pay the Bluesky Earn-Out Payments with either Common Shares or cash.

On September 21, 2023, we received a deficiency letter (the “Notice”) from the Listing Qualifications Department of Nasdaq notifying the Company that, based upon the closing bid price of the Common Shares, for the last 30 consecutive business days, the Company was not in compliance with the requirement to maintain a minimum bid price of $1.00 per share for continued listing on Nasdaq, as set forth in Nasdaq Listing Rule 5550(a)(2) (the “Minimum Bid Requirement”).

The Notice had no immediate effect on the continued listing status of the Common Shares on Nasdaq, and, therefore, the Company’s listing remains fully effective. We were provided a compliance period of 180 calendar days from the date of the Notice, or until March 19, 2024, to regain compliance with the Minimum Bid Requirement. If the Company is not in compliance with the Minimum Bid Requirement by March 19, 2024, the Company may be afforded a second 180 calendar day compliance period. To qualify for this additional compliance period, the Company will be required to meet the continued listing requirement for market value of publicly held shares and all other initial listing standards for Nasdaq, with the exception of the Minimum Bid Price requirement.

The Company will continue to monitor the closing bid price of its Common Shares and seek to regain compliance with all applicable Nasdaq requirements within the allotted compliance period. However, there can be no assurance that the Company will regain compliance with the Minimum Bid Requirement within the allotted compliance period, including any extensions that may be granted by Nasdaq. If the Company does not regain compliance, Nasdaq will provide notice that the Common Shares will be subject to delisting. The Company would then be entitled to appeal that determination to a Nasdaq hearings panel.

Our Corporate Information

Our principal executive office is located at 301-1321 Blanshard Street, Victoria, British Columbia, Canada V8W 0B6. Our telephone number is (778) 410-5195. Our website address is https://www.lucyscientific.com. Information contained in, or that can be accessed through, our website is not incorporated by reference into this prospectus, and you should not consider information on our website to be part of this prospectus.

Implications of Being an Emerging Growth Company and Smaller Reporting Company

We qualify as an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, as amended, or the JOBS Act. For as long as we remain an emerging growth company, we are permitted, and currently intend, to rely on the following provisions of the JOBS Act that enable us to rely upon certain exceptions from disclosure and other requirements that otherwise are applicable to companies that conduct initial public offerings and file periodic reports with the Securities and Exchange Commission, or SEC. These JOBS Act provisions:

•        permit us to present only two years of audited financial statements in addition to any required unaudited interim financial statements with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure in this prospectus;

•        provide an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting under the Sarbanes-Oxley Act of 2002;

•        provide an exemption from compliance with the requirement of the Public Company Accounting Oversight Board regarding the communication of critical audit matters in the auditor’s report on the financial statements;

•        permit us to include reduced disclosure regarding executive compensation in this prospectus and our SEC filings as a public company; and

•        provide an exemption from the requirement to hold a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute arrangements not previously approved.

As a result of this status, we have taken advantage of reduced reporting requirements in this prospectus. In particular, in this prospectus, we have provided only two years of audited financial statements and have not included all of the executive compensation-related information that would be required if we were not an emerging growth company. Accordingly, the information contained herein may be different from the information you receive from other public companies in which you hold shares.

We expect to continue to rely on these reporting and other provisions and to take advantage of these and other reduced reporting requirements in our future filings with the SEC until we are no longer an emerging growth company. We will remain an emerging growth company until the earlier of:

•        the first to occur of the last day of the fiscal year:

•        following February 13, 2028 (the fifth anniversary of the completion of our IPO),

•        in which we have total annual gross revenue of at least $1.235 billion, or

•        in which we are deemed to be a “large accelerated filer,” which will occur if (and when) the market value of our Common Shares that is held by non-affiliates exceeds $700 million as of the prior June 30th; or

•        the date on which we have issued more than $1 billion in non-convertible debt during the prior three-year period.

The JOBS Act also provides that an emerging growth company may take advantage of an extended transition period for complying with new or revised accounting standards, delaying the adoption of these accounting standards until they would apply to private companies. We have elected to avail ourselves of this exemption and, as a result, our financial statements may not be comparable to the financial statements of issuers who are required to comply with the effective dates for new or revised accounting standards that are applicable to public companies. Section 107 of the JOBS Act provides that we can elect to opt out of the extended transition period at any time, which election is irrevocable. We intend to rely on other exemptions provided by the JOBS Act, including without limitation, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act.

We are also a “smaller reporting company” as defined in the Securities Exchange Act of 1934, as amended. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. As a smaller reporting company, we may elect to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and are subject to reduced disclosure obligations regarding executive compensation. Further, if we are a smaller reporting company with less than $100.0 million in annual revenue, we would not be required to obtain an attestation report on internal control over financial reporting issued by our independent registered public accounting firm.

We may continue to be a smaller reporting company after this offering if either (i) the market value of our Common Shares held by non-affiliates is less than $250.0 million, as measured on the last business day of our second fiscal quarter, or (ii) our annual revenue is less than $100.0 million during the most recently completed fiscal year and the market value of our Common Shares held by non-affiliates is less than $700.0 million, as measured on the last business day of our second fiscal quarter. If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies.

The Offering

Securities offered by the Selling Stockholder:	Up to an aggregate of 7,361,688 shares of our Common Shares, no par value, consisting of:

(i)  4,497,363 Common Shares issuable upon the conversion of senior secured convertible promissory Notes of the Company, having an aggregate principal amount of up to $2,000,000, sold in the Offering pursuant to the SPA entered into by and between the Company and each of the three (3) Selling Stockholders;

(ii)  1,500,000 Common Shares issuable upon the exercise of 1,500,000 Warrants at an exercise price of $0.25 per share of our Common Shares pursuant to the SPA issued in the Offering to the Selling Stockholders; and

(iii) 1,364,325 Common Shares issuable upon the effectiveness of the registration statement of which this prospectus forms a part with a value of $270,000 based on a fixed price per share of $0.1979 representing the minimum Equity Interest (as defined in this prospectus) that will be due to the Selling Stockholders.

Common Shares outstanding prior to the Offering:	17,646,296 shares.
Common Shares to be outstanding after the Offering assuming conversion of the Notes and exercise of all of the Warrants(1):	25,007,984 shares.
Use of Proceeds:

We will not receive any proceeds from the sale by the Selling Stockholders of the Common Shares being offered by this prospectus. However, we may receive proceeds from the cash exercise of the Warrants, which if exercised in cash at the current exercise price with respect to all Warrants, would result in gross proceeds to us of approximately $375,000. The proceeds from such Warrant exercises, if any, will be used for working capital and general corporate purposes.

Risk Factors:

Investing in our securities is highly speculative and involves a high degree of risk. You should carefully consider the information set forth in the “Risk Factors” section on page 6 before deciding to invest in our securities.

Trading Symbol:	Our Common Shares are currently quoted on The Nasdaq Capital Market under the trading symbol “LSDI.”

____________

(1)      The Common Shares outstanding and the Common Shares to be outstanding after this offering is based on 17,646,296 shares outstanding as of February 1, 2024. The number excludes an aggregate of up to approximately 3,012,633 Common Shares based upon the following:

(i)      591,115 Common Shares issuable upon exercise of outstanding stock options at a weighted average exercise price of $2.20 per share;

(ii)     522,040 Common Shares issuable upon the exercise of outstanding common share purchase warrants at a weighted average exercise price of $1.56;

(iii)    256,617 Common Shares issuable pursuant to marketing services agreements; and

(iv)    1,642,861 shares of Common Shares reserved for issuance under our 2021 Equity Incentive Plan (the “Plan”).

Except as otherwise indicated herein, all information in this prospectus assumes no exercise of the Warrants or conversion of the Notes and no exercise of options issued under our Plan or of warrants described above.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before investing in our Common Shares, you should carefully consider the risks described below, as well as the other information in this prospectus, including our consolidated financial statements and the related notes. In addition, we may face additional risks and uncertainties not currently known to us, or which as of the date of this registration statement we might not consider significant, which may adversely affect our business. If any of the following risks occur, our business, financial condition and results of operations could be materially adversely affected. In such case the trading price of our Common Shares could decline due to any of these risks or uncertainties, and you may lose part or all of your investment.

Risks Related to This Offering and Ownership of Our Securities Our independent auditors concurred with our management’s assessment that raises concern as to our ability to continue as a going concern.

On a consolidated basis, we have incurred significant operating losses since inception. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty. As of September 30, 2023, we have an accumulated deficit of $46.4 million.

Because we do not expect that existing operational cash flow will be sufficient to fund presently anticipated operations, this raises substantial doubt about our ability to continue as a going concern. Therefore, we will need to raise additional funds and are currently exploring alternative sources of financing. Historically, our operations have been financed primarily by the sale and issuance of our common shares, from the issuance of convertible and non-convertible promissory notes, and our IPO. We will continue to be dependent upon equity and debt financings or collaborations or other forms of capital at least until we are able to generate positive cash flows from product sales, if ever.

If we are unable to obtain sufficient funding, our business, prospects, financial condition and results of operations will be materially and adversely affected, and we may be unable to continue as a going concern.

If we are unable to maintain compliance with all applicable continued listing requirements and standards of Nasdaq, our Common Shares could be delisted from Nasdaq.

Our Common Shares are listed on Nasdaq under the symbol “LSDI.” In order to maintain that listing, we must satisfy minimum financial and other continued listing requirements and standards, including those regarding director independence and independent committee requirements, minimum stockholders’ equity, minimum share price, and certain corporate governance requirements. There can be no assurances that we will be able to remain in compliance with Nasdaq’s listing standards (including the Minimum Bid Requirement for which we need to regain compliance by March 19, 2024 subject to further possible extensions) or if we do later fail to comply and subsequently regain compliance with Nasdaq’s listing standards, that we will be able to continue to comply with the applicable listing standards. If we are unable to maintain compliance with these Nasdaq requirements, our Common Shares will be delisted from Nasdaq.

In the event that our Common Shares are delisted from Nasdaq due to our failure to continue to comply with any requirement for continued listing on Nasdaq, and is not eligible for quotation on another market or exchange, trading of our Common Shares could be conducted in the over-the-counter market or on an electronic bulletin board established for unlisted securities such as the OTC Pink or the OTCQB tiers of the OTC marketplace. In such event, it could become more difficult to dispose of, or obtain accurate price quotations for, our Common Shares, and it would likely be more difficult to obtain coverage by securities analysts and the news media, which could cause the price of our Common Shares to decline further. Also, it may be difficult for us to raise additional capital if we are not listed on a national exchange.

The growth of our business depends, in part, on our ability to complete the acquisition of Bluesky and the acquisition of the intellectual property of Hightimes.

We expect to realize significant growth in our business if we are able to complete the acquisition of Bluesky and acquisition of the intellectual property of Hightimes. These acquisitions are subject to the approval of Nasdaq and we cannot predict when, or if, we will complete these acquisitions. The failure to complete one or both of these acquisitions could adversely affect our business, financial condition and results of operations.

Completion of one or both of the acquisitions will dilute our existing stockholders’ ownership.

If we are able to complete the acquisition of Bluesky and acquisition of the intellectual property of Hightimes, we will issue the number of Common Shares to the sellers in each transaction that represents 19.9% of the total issued and outstanding shares of the Company at the closing of each transaction. These issuances will cause our existing stockholders’ percentage ownership to decrease, and these stockholders to experience substantial dilution.

Future capital raises may dilute our existing stockholders’ ownership and/or have other adverse effects on our operations.

If we raise additional capital by issuing equity securities, our existing stockholders’ percentage ownership may decrease, and these stockholders may experience substantial dilution. If we raise additional funds by issuing debt instruments, these debt instruments could impose significant restrictions on our operations, including liens on our assets. If we raise additional funds through collaborations and licensing arrangements, we may be required to relinquish some rights to our technologies or products, or to grant licenses on terms that are not favorable to us or could diminish the rights of our stockholders.

In the event that our Common Shares are delisted from Nasdaq, U.S. broker-dealers may be discouraged from effecting transactions in our Common Shares because they may be considered penny stocks and thus be subject to the penny stock rules.

The SEC has adopted a number of rules to regulate “penny stock” that restricts transactions involving stock which is deemed to be penny stock. These rules may have the effect of reducing the liquidity of penny stocks. “Penny stocks” generally are equity securities with a price of less than $5.00 per share (other than securities registered on certain national securities exchanges or quoted on Nasdaq if current price and volume information with respect to transactions in such securities is provided by the exchange or system). Our Common Shares constitute “penny stock” within the meaning of the rules. The additional sales practice and disclosure requirements imposed upon U.S. broker-dealers may discourage such broker-dealers from effecting transactions in our Common Shares, which could severely limit the market liquidity of such Common Shares and impede their sale in the secondary market.

A U.S. broker-dealer selling penny stock to anyone other than an established customer or “accredited investor” (generally, an individual with a net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser’s written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt. In addition, the “penny stock” regulations require the U.S. broker-dealer to deliver, prior to any transaction involving a “penny stock,” a disclosure schedule prepared in accordance with SEC standards relating to the “penny stock” market, unless the broker-dealer or the transaction is otherwise exempt. A U.S. broker-dealer is also required to disclose commissions payable to the U.S. broker-dealer and the registered representative and current quotations for the securities. Finally, a U.S. broker-dealer is required to submit monthly statements disclosing recent price information with respect to the “penny stock” held in a customer’s account and information with respect to the limited market in “penny stocks.”

Stockholders should be aware that, according to the SEC, the market for “penny stocks” has suffered in recent years from patterns of fraud and abuse. Such patterns include (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) “boiler room” practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, resulting in investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities.

Risks Related to Our Financial Position, Limited Operating History and Capital Requirements

We have incurred operating losses since inception and anticipate that we may continue to incur operating losses. We may not achieve or maintain profitability in the foreseeable future.

We have experienced operating losses and cash outflows from operations since incorporation and will require ongoing financing to continue our research and development and production activities. Our success is dependent upon our ability to finance our cash requirements to continue our activities. There may be a risk of default on these liabilities and other liabilities of our business if we cannot raise additional funds through the issuance of additional equity securities, through loan financing, or other means. Our comprehensive loss for the fiscal year ended June 30, 2023 was $8.7 million. As of September 30, 2023, we had an accumulated deficit of $46.4 million. We may incur operating losses for the next several years, and we may not achieve or sustain profitability in the foreseeable future.

We anticipate that our expenses will increase if, and as, we:

•        market and sell our products to academic researchers, biopharmaceutical companies and other eligible partners;

•        seek to identify and develop or in-license additional products or technologies;

•        maintain, expand and protect our intellectual property portfolio; and

•        add operational, financial and management information systems personnel to support our operations as a public company.

To become and remain profitable, we must succeed in successfully cultivating, synthesizing, extracting and purifying our products and eventually commercializing our products in order to generate significant revenue. This will require us to be successful in a range of challenging activities, including manufacturing our products at commercial scale, obtaining and maintaining compliance with all required regulatory permitting, and establishing brand recognition in the industry. Our ability to become profitable will be dependent upon, in part and among other things, the size of the market for our products, the number of competitors in such markets, the degree of market acceptance we achieve and the ability of our clients to develop, obtain regulatory approval for and successfully commercialize psychedelics-based therapies.

Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. Our failure to become and remain profitable may decrease the value of our company and may impair our ability to raise capital, maintain our manufacturing operations, proceed with our planned research and development efforts or expand our business. A decline in the value of our company may cause you to lose all or part of your investment.

Our limited operating history may make it difficult to evaluate our business to date and assess our future viability.

We have no meaningful operations upon which to evaluate our business and predictions about our future success or viability may not be as accurate as they could be if we had a longer operating history or a history of successfully developing and commercializing active pharmaceutical ingredients based on psychedelics. Accordingly, we are subject to many of the risks common to early-stage enterprises, including under-capitalization, cash shortages, limitations with respect to personnel, financial and other resources and lack of revenue. The limited operating history may also make it difficult for investors to evaluate our prospects for success. There is no assurance that we will be successful, and our likelihood of success must be considered in light of our early stage of operations.

We may not be able to achieve or maintain profitability and may incur losses in the future. In addition, we are expected to increase our capital investments as we implement initiatives to grow our business. If our revenues do not increase to offset these expected increases, we may not generate positive cash flow. There is no assurance that future revenues will be sufficient to generate the funds required to continue operations without external funding. We may encounter unforeseen expenses, difficulties, complications, delays and other known or unknown factors in achieving our business objectives, including with respect to our technology and products. We will eventually need to transition from a company with a development focus to a company capable of supporting commercial activities. We may not be successful in such a transition. Our limited operating history makes it more difficult for us to assess and plan for such unforeseen events.

We expect our financial condition and operating results to continue to fluctuate significantly from quarter to quarter and year to year due to a variety of factors, many of which are beyond our control. Accordingly, you should not rely upon the results of any quarterly or annual periods as indications of future operating performance.

We may require substantial additional funding to finance our operations, and a failure to obtain this necessary funding when needed on acceptable terms, or at all, could force us to delay, limit, reduce or terminate our manufacturing and commercialization efforts or other operations.

As of September 30, 2023, we had cash and cash equivalents of approximately $0.2 million. We may need to raise additional capital, which cannot be assured. Moreover, our operating plans may change as a result of many factors currently unknown to us, and we may need to seek additional funds sooner than planned. In addition, we may seek additional capital due to favourable market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans.

Our future capital requirements depend on many factors, including, but not limited to:

•        the scope, progress, results and costs of researching and developing our products;

•        the effect of developments with respect to the regulatory and competitive landscapes for psychedelics- and other psychotropics-based products and medicines;

•        the number and scope of products or technologies we decide to pursue;

•        the cost of commercialization activities, including marketing, sales and distribution costs;

•        our ability to achieve revenue growth;

•        our ability to establish and maintain strategic collaborations, licensing or other arrangements and the financial terms of any such agreements that we may enter into;

•        whether we determine to acquire or invest in complementary businesses or assets;

•        the expenses needed to attract and retain skilled personnel;

•        our need to implement additional internal systems and infrastructure, including financial and reporting systems associated with becoming a public company in the United States;

•        the costs involved in preparing, filing, prosecuting, maintaining, defending and enforcing our intellectual property portfolio; and

•        the continued impact of the COVID-19 pandemic on global social, political and economic conditions.

Until we can generate sufficient revenue to finance our cash requirements, which we may never do, we expect to finance our future cash needs through a combination of equity offerings, debt offerings or financings, collaborations, strategic alliances or marketing, distribution or licensing arrangements with third parties. The various ways we could raise additional capital carry potential risks. To the extent that we raise additional capital by issuing equity securities, our existing stockholders may experience substantial dilution. Any preferred equity securities issued also would likely provide for rights, preferences or privileges senior to those of holders of our Common Shares. If we raise funds by issuing debt securities, those debt securities would have rights, preferences and privileges senior to those of holders of our Common Shares. Debt financing and preferred equity financing, if available, may also involve agreements that include covenants restricting our ability to take specific actions, such as incurring additional debt, selling or licensing our assets, making product acquisitions, making capital expenditures, or declaring dividends. If we raise additional funds through collaborations, strategic alliances or marketing, distribution or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates, or grant licenses on terms that may not be favourable to us.

Our ability to raise additional funds will depend on financial, economic and market conditions and other factors, over which we may have no or limited control. Adequate additional funds may not be available when we need them, on terms that are acceptable to us, or at all. In addition, heightened regulatory scrutiny could have a negative impact on our ability to raise capital. If adequate funds are not available to us on a timely basis or on attractive terms, we may be required to reduce our workforce, delay, limit, reduce or terminate our research and development activities and commercialization efforts, or grant rights to develop and market products or technologies that we would otherwise develop and market ourselves. In addition, attempting to secure additional financing may divert the time and attention of our management from daily activities and distract from our research and development efforts.

We have issued promissory notes or other debt securities, and otherwise incurred substantial debt, which may adversely affect our financial condition and thus negatively impact the value of our shareholders’ investment in us.

As of September 30, 2023, we have entered into a credit facility pursuant to which we can borrow up to $5.0 million. As of September 30, 2023, no amounts had been borrowed under the credit facility. The credit facility matured on November 5, 2023 and was not renewed.

Our outstanding indebtedness and any future indebtedness we may incur will result in increased fixed payment obligations. It could also result in certain restrictive covenants, such as limitations on our ability to incur additional debt, limitations on our ability to acquire or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business and may result in liens being placed on our assets and intellectual property. If we were to default on such indebtedness, we could lose such assets and intellectual property. The incurrence of debt could have a variety of other negative effects, including:

•        default and foreclosure on our assets if our operating revenues are insufficient to repay our debt obligations;

•        acceleration of our obligations to repay the indebtedness even if we make all principal and interest payments when due if we breach certain covenants that require the maintenance of certain financial ratios or reserves without a waiver or renegotiation of that covenant;

•        our immediate payment of all principal and accrued interest, if any, if the debt security is payable on demand;

•        our inability to obtain necessary additional financing if the debt security contains covenants restricting our ability to obtain such financing while the debt security is outstanding;

•        our inability to pay dividends on our Common Shares;

•        using a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available for dividends on our ordinary shares if declared, expenses, capital expenditures, acquisitions and other general corporate purposes;

•        limitations on our flexibility in planning for and reacting to changes in our business and industry;

•        increased vulnerability to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation; and

•        limitations on our ability to borrow additional amounts for expenses, capital expenditures, acquisitions, debt service requirements, execution of our strategy and other purposes and other disadvantages compared to our competitors who have less debt.

In order to satisfy our current and future debt service obligations, we will be required to raise funds from external sources. We may be unable to arrange for additional financing to pay the amounts due under our existing debt. Funds from external sources may not be available on acceptable terms, if at all. Our failure to satisfy our current and future debt obligations could adversely affect our business, financial condition and results of operations.

Risks Related to Our Reliance on Third Parties

We face significant risks related to key third-party relationships.

We plan to enter into agreements with third parties with respect to our operations. Such relationships could present unforeseen obstacles or costs and may involve risks that could adversely affect us, including significant amounts of management time that may be diverted from operations in order to pursue and maintain such relationships. There can be no assurance that such third parties will achieve the expected benefits or that we will be able to consummate any future relationships on satisfactory terms, or at all. Any of the foregoing could have a material adverse effect on our business, financial condition and results of operations. Any violation of any applicable laws and regulations, such as the CDSA and CSA, or of similar legislation in the jurisdictions in which it operates, could result in such third parties to suspend or withdraw their services. The termination or cancellation of any such agreements or the failure of our business and/or the other parties to these arrangements to fulfill their obligations could have a material adverse effect on our business, financial condition and results of operations. In addition, disagreements between us and any of third parties could lead to delays or time consuming and expensive legal proceedings, which could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Intellectual Property

Failure to obtain or register intellectual property rights used or proposed to be used in our business could result in a material adverse impact on our business.

If we are unable to register or, if registered, maintain effective patent rights for certain of our psychedelics-based products and proprietary cultivation and refinement methods, we may not be able to effectively compete in the market. If we are not able to protect our proprietary information and know-how, such proprietary information may be used by others to compete against us. We may not be able to identify infringements of our patents (if and when granted), and, accordingly, the enforcement of our intellectual property rights may be difficult. Once such infringements are identified, enforcement could be costly and time consuming. Third party claims of intellectual property infringement, whether or not reasonable, may prevent or delay our development and commercialization efforts.

Our success will depend in part upon our ability to protect our intellectual property and proprietary technologies and upon the nature and scope of the intellectual property protection we receive. The ability to compete effectively and to achieve partnerships will depend on our ability to develop and maintain proprietary aspects of our products and methods and to operate without infringing on the proprietary rights of others. The presence of such proprietary rights of others could severely limit our ability to develop and commercialize our products and methods and to conduct our existing research into psychedelics cultivation, extraction and purification, and could require financial resources to defend litigation, which may be in excess of our ability to raise such funds. There is no assurance that our patent applications submitted, if any, or those that we intend to acquire will be approved in a form that will be sufficient to protect our proprietary products and technology and gain or keep any competitive advantage that we may have or, once approved, will be upheld in any post-grant proceedings brought by any third parties.

The patent positions of biotechnology companies can be highly uncertain and involve complex legal, scientific and factual questions for which important legal principles remain unresolved. Patents that may be issued to us may be challenged, invalidated or circumvented. To the extent our intellectual property offers inadequate protection, or is found to be invalid or unenforceable, we will be exposed to a greater risk of direct competition. If our intellectual property does not provide adequate protection against our competitors, our competitive position could be adversely affected, as could our business, financial condition and results of operations. Both the patent application process and the process of managing patent disputes can be time consuming and expensive, and the laws of some foreign countries may not protect our intellectual property rights to the same extent as do the laws of Canada and the United States. We will be able to protect our intellectual property from unauthorized use by third parties only to the extent that our proprietary technologies, key products, and any future products are covered by valid and enforceable intellectual property rights, including patents, or are effectively maintained as trade secrets, and provided we have the funds to enforce our rights, if necessary.

Changes in patent law and its interpretation could diminish the value of potential patents in general, thereby impairing our ability to protect our product candidates.

We may become dependent on intellectual property rights. Obtaining and enforcing patents in our industry involves technological and legal complexity, and obtaining and enforcing these potential patents is costly, time consuming and inherently uncertain. The U.S. Supreme Court has ruled on several patent cases in recent years, either narrowing the scope of patent protection available in certain circumstances or weakening the rights of patent owners in certain situations. In addition to increasing uncertainty with regard to our ability to obtain patents in the future, this combination of events has created uncertainty with respect to the value of patents, once obtained. Depending on decisions by the U.S. Congress, the federal courts, and the United States Patent and Trademark Office the laws and regulations governing patents could change in unpredictable ways that could weaken our ability to obtain new patents or to enforce existing patents.

Litigation regarding patents, patent applications, and other proprietary rights may be expensive, time consuming and cause delays in the development of our proprietary products and methods.

To protect our competitive position, we may from time to time need to resort to litigation in order to enforce or defend any patents or other intellectual property rights owned by or licensed to us, or to determine or challenge the scope or validity of patents or other intellectual property rights of third parties. Enforcement of intellectual property rights is difficult, unpredictable and expensive, and many of our adversaries in these proceedings may have the ability to dedicate substantially greater resources to prosecuting these legal actions than we can. We may fail in enforcing our rights, in which case our competitors and other third parties may be permitted to use our proprietary products and methods without payment to us.

In addition, litigation involving our patents carries the risk that one or more of our patents will be subject to an adverse court ruling. Such an adverse court ruling could allow third parties to commercialize our proprietary products and methods, and then compete directly with us, without payment to us. Proceedings involving our patents or patent applications or those of others could result in adverse decisions regarding:

•        the patentability of our inventions relating to our products and methods; and

•        the enforceability, validity, or scope of protection offered by our patents relating to our products and methods.

If we were to initiate legal proceedings against a third party to enforce a patent covering one of our investigational therapies, the defendant could counterclaim that our patent is invalid or unenforceable. In patent litigation in the United States or in Europe, defendant counterclaims alleging invalidity or unenforceability are commonplace. A claim for a validity challenge may be based on failure to meet any of several statutory requirements, for example, lack of novelty, obviousness or non-enablement. A claim for unenforceability assertion could be an allegation that someone connected with prosecution of the patent withheld relevant information from the USPTO or made a misleading statement, during prosecution. Third parties may also raise challenges to the validity of our patent claims before administrative bodies in the United States or abroad, even outside the context of litigation. Such mechanisms include re-examination, post-grant review, inter partes review, interference proceedings, derivation proceedings, and equivalent proceedings in foreign jurisdictions (i.e., opposition proceedings). Such proceedings could result in the revocation of, cancellation of, or amendment to our patents in such a way that they no longer cover our proprietary products or methods. The outcome following legal assertions of invalidity and unenforceability during patent litigation or other proceedings is unpredictable. With respect to the validity question, for example, we cannot be certain that there is no invalidating prior art, of which we and the patent examiner were unaware during prosecution. If a defendant or third party were to prevail on a legal assertion of invalidity or unenforceability, we would lose at least part, and perhaps all, of the patent protection on our products or methods. Such a loss of patent protection could have a material adverse impact on our business, financial condition, results of operations and prospects.

If we are unable to avoid infringing the patent rights of others, we may be required to seek a license, defend an infringement action, or challenge the validity of the patents in court. Regardless of the outcome, patent litigation is costly and time consuming. In some cases, we may not have sufficient resources to bring these actions to a successful conclusion. In addition, if we do not obtain a license, develop or obtain non-infringing technology, fail to defend an infringement action successfully or have infringed patents declared invalid, we may:

•        incur substantial monetary damages;

•        encounter significant delays in bringing our key products and services to market; and

•        be precluded from participating in the manufacture, use or sale of our key products or methods requiring licenses.

Even if we are successful in these proceedings, we may incur substantial costs and divert management time and attention in pursuing these proceedings, which could have a material adverse effect on our business.

Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

Periodic maintenance and annuity fees on any issued patent are due to be paid to the USPTO and foreign patent agencies in several stages over the lifetime of the patent. The USPTO and various foreign governmental patent agencies also require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. While an inadvertent lapse can in many cases be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. Non-compliance events that could result in abandonment or lapse of a patent or patent application include failure to respond to official actions within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents. If we fail to maintain the patents and patent applications covering our proprietary products and methods, third parties, including our competitors might be able to enter the market with similar or identical products or methods, which would have a material adverse effect on our business, financial condition, results of operations and prospects.

We may be subject to claims by third parties asserting that our employees or we have misappropriated their intellectual property, or claiming ownership of what we regard as our own intellectual property.

Many of our consultants, advisors and employees, including our senior management, were previously employed at other biotechnology or pharmaceutical companies, including our competitors and potential competitors. Some of these individuals executed proprietary rights, non-disclosure and non-competition agreements in connection with such previous employment. Although we intend that our consultants, advisors and employees do not use proprietary information or know-how of their former employers while working for us, we may be subject to claims that we or these individuals have used or disclosed confidential information or intellectual property, including trade secrets or other proprietary information, of any such individual’s former employer. Litigation may be necessary to defend against these claims.

If we fail in prosecuting or defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel or sustain damages. Such intellectual property rights could be awarded to a third party, and we could be required to obtain a license from such third party to commercialize our therapies. Such a license may not be available on commercially reasonable terms or at all. Even if we successfully prosecute or defend against such claims, litigation could result in substantial costs and distract our management from its day-to-day activities.

In addition, while it is our policy to require our employees and contractors who may be involved in the conception or development of intellectual property to execute agreements assigning such intellectual property to us, we may be unsuccessful in executing such an agreement with each party who, in fact, conceives or develops intellectual property that we regard as our own. The assignment of intellectual property rights may not be self-executing, or the assignment agreements may be breached, and we may be forced to bring claims against third parties, or defend claims that they may bring against us, to determine the ownership of what we regard as our intellectual property. Such claims could have a material adverse effect on our business, financial condition and results of operations.

Confidentiality agreements with employees and others may not adequately prevent disclosure of trade secrets and protect other proprietary information.

We consider proprietary trade secrets, confidential know-how and unpatented know-how to be important to our business. We rely on trade secrets or confidential know-how to protect our technology, especially where patent protection is believed to be of limited value. However, trade secrets and confidential know-how are difficult to maintain as confidential.

To protect this type of information against disclosure or appropriation by third parties and our competitors, our policy is to require our employees, consultants, contractors and advisors to enter into confidentiality agreements with us. However, we cannot guarantee that we have entered into such agreements with each party that may have or have had access to our trade secrets or confidential know-how. Also, current or former employees, consultants, contractors and advisers may unintentionally or wilfully disclose our trade secrets and confidential know-how to our competitors and other third parties or breach such agreements, and we may not be able to obtain an adequate remedy for such breaches. Enforcing a claim that a third party obtained illegally and is using trade secrets or confidential know-how is difficult, expensive, time-consuming and unpredictable. The enforceability of confidentiality agreements may vary from jurisdiction to jurisdiction. Furthermore, if a competitor or other third party lawfully obtained or independently developed any of our trade secrets or confidential know-how, we would have no right to prevent such competitor or other third party from using that technology or information to compete with us, which could harm our competitive position. Additionally, if the steps taken to maintain our trade secrets are deemed inadequate, we may have insufficient recourse against third parties for misappropriating the trade secret. If any of our trade secrets were to be disclosed to or independently developed by a competitor or other third party, our competitive position would be materially and adversely harmed.

Failure to obtain or maintain trade secrets or confidential know-how trade protection could adversely affect our competitive position. Moreover, our competitors may independently develop substantially equivalent proprietary information and may even apply for patent protection in respect of the same. If successful in obtaining such patent protection, our competitors could limit our use of our trade secrets or confidential know-how.

If our trademarks and trade names are not adequately protected, then we may not be able to build name recognition in our markets of interest and our business may be adversely affected.

Our registered or unregistered trademarks or trade names may be challenged, infringed, circumvented or declared generic or determined to be infringing on other marks. We may not be able to protect our rights to these trademarks and trade names, which we need to build name recognition by potential partners or clients in our markets of interest. If we are unable to establish name recognition based on our trademarks and trade names, then we may not be able to compete effectively and our business may be adversely affected. If other entities use trademarks similar to ours in different jurisdictions, or have senior rights to ours, it could interfere with our use of our current trademarks throughout the world.

Our reliance on third parties requires us to share our trade secrets, which increases the possibility that a competitor will discover them.

Because we rely on third parties, we may share trade secrets with them. We seek to protect our proprietary technology in part by entering into confidentiality agreements and other similar agreements prior to disclosing proprietary information. These agreements typically restrict the ability to publish data potentially relating to our trade secrets. Our academic and clinical collaborators typically have rights to publish data, provided that we are notified in advance and may delay publication for a specified time in order to secure intellectual property rights arising from the collaboration. In other cases, publication rights are controlled exclusively by us, although in some cases we may share these rights with other parties. We may also conduct joint research and development programs which may require us to share trade secrets under the terms of research and development collaborations or similar agreements. Despite our efforts to protect our trade secrets, our competitors may discover our trade secrets, either through breach of these agreements, independent development or publication of information including our trade secrets in cases where we do not have proprietary or otherwise protected rights at the time of publication. A competitor’s discovery of our trade secrets may impair its competitive position and could have a material adverse effect on our business and financial condition.

Risks Related to Tax Laws

Changes in tax laws could have a material adverse effect on our business.

There can be no assurance that the Canadian and U.S. federal income tax treatment of our business or an investment in us will not be modified, prospectively or retroactively, by legislative, judicial or administrative action, in a manner adverse to us or holders of common shares.

If we or one of our non-U.S. subsidiaries is a CFC, there could be materially adverse U.S. federal income tax consequences to certain U.S. Holders of our common shares.

Each “Ten Percent Shareholder” (as defined below) in a non-U.S. corporation that is classified as a controlled foreign corporation, or a CFC, for U.S. federal income tax purposes generally may be required to include in income for U.S. federal tax purposes some or all of such Ten Percent Shareholder’s pro rata share of the CFC’s income even if the CFC has made no distributions to its shareholders. In addition, a Ten Percent Shareholder that realizes gain from the sale or exchange of shares in a CFC may be required to classify a portion of such gain as dividend income rather than capital gain. A Ten Percent Shareholder in a CFC also has reporting obligations with respect to the ownership of the stock in the CFC. Failure to comply with these reporting obligations may subject a Ten Percent Shareholder to significant monetary penalties and may prevent the statute of limitations with respect to such Ten Percent Shareholder’s U.S. federal income tax return for the year for which reporting was due from starting.

A non-U.S. corporation generally will be classified as a CFC for U.S. federal income tax purposes if Ten Percent Shareholders own, directly or indirectly, more than 50% of either the total combined voting power of all classes of stock of such corporation entitled to vote or of the total value of the stock of such corporation. A “Ten Percent Shareholder” is a United States person (as defined by the Code) who owns or is considered to own 10% or more of the total combined voting power of all classes of stock entitled to vote or 10% or more of the total value of all classes of stock of such corporation.

The determination of CFC status is complex and includes attribution rules, the application of which is not entirely certain. We cannot provide any assurances that we will assist holders of our common shares in determining whether we or any of our non-U.S. subsidiaries are treated as a CFC or whether any holder of the common shares is treated as a Ten Percent Shareholder with respect to any such CFC or furnish to any Ten Percent Shareholders information that may be necessary to comply with the aforementioned reporting and tax payment obligations.

U.S. Holders should consult their tax advisors with respect to the potential adverse U.S. tax consequences of becoming a Ten Percent Shareholder in a CFC.

Our U.S. shareholders may suffer adverse tax consequences if we are characterized as a PFIC.

The rules governing passive foreign investment companies, or PFICs, can have adverse effects on U.S. Holders (as defined under “Material U.S. Federal Income Tax Considerations for U.S. Holders”) for U.S. federal income tax purposes. Generally, if, for any taxable year, at least 75% of our gross income is passive income (such as interest income), or at least 50% of the gross value of our assets (determined on the basis of a weighted quarterly average) is attributable to assets that produce passive income or are held for the production of passive income (including cash), we would be characterized as a PFIC for U.S. federal income tax purposes. The determination of whether we are a PFIC, which must be made annually after the close of each taxable year, depends on the particular facts and circumstances and may also be affected by the application of the PFIC rules, which are subject to differing interpretations. Our status as a PFIC will depend on the composition of our income and the composition and value of our assets (including goodwill and other intangible assets), which will be affected by how, and how quickly, we spend any cash that is raised in any financing transaction. Moreover, our ability to earn specific types of income that will be treated as non-passive for purposes of the PFIC rules is uncertain with respect to future years. Based upon the current and expected composition of our income and assets, we believe that we were a PFIC for the taxable year ended June 30, 2022 and could be treated as a PFIC for the current taxable year. The determination of whether we are a PFIC is a fact-intensive determination made on an annual basis applying principles and methodologies that in some circumstances are unclear and subject to varying interpretation. Accordingly, we cannot provide any assurances regarding our PFIC status for any current or future taxable years.

If we are a PFIC, a U.S. Holder would be subject to adverse U.S. federal income tax consequences, such as ineligibility for certain preferred tax rates on capital gains or on actual or deemed dividends, interest charges on certain taxes treated as deferred, and additional reporting requirements under U.S. federal income tax laws and regulations. A U.S. Holder may in certain circumstances mitigate adverse tax consequences of the PFIC rules by filing an election to treat the PFIC as a qualified electing fund, or QEF, or, if shares of the PFIC are “marketable stock” for purposes of the PFIC rules, by making a mark-to-market election with respect to the shares of the PFIC. However, U.S. Holders should be aware that there can be no assurance that we will satisfy the record keeping requirements that apply to a QEF, or that we will supply U.S. Holders with information that such U.S. Holders require to report under the QEF election rules, in the event that we are a PFIC and a U.S. Holder wishes to make a QEF election. Thus, U.S. Holders may not be able to make a QEF election with respect to their common shares. For more information, see the discussion below under “Material U.S. Federal Income Tax Considerations for U.S. Holders — PFIC Rules.” You are urged to consult your tax advisors regarding the potential consequences to you if we were or were to become a PFIC, including the availability, and advisability, of, and procedure for making, any elections which may in certain circumstances mitigate the adverse tax consequences of the PFIC rules.

Tax authorities may disagree with our positions and conclusions regarding certain tax positions, resulting in unanticipated costs, taxes or non-realization of expected benefits.

A tax authority may disagree with tax positions that we have taken, which could result in increased tax liabilities. For example, the Canadian tax authority, the IRS or another tax authority could challenge our allocation of income by tax jurisdiction and the amounts paid between our affiliated companies pursuant to an intercompany arrangement or a transfer pricing policy, including amounts paid with respect to our intellectual property development. Similarly, a tax authority could assert that we are subject to tax in a jurisdiction where we believe we have not established a taxable connection, often referred to as a “permanent establishment” under international tax treaties, and such an assertion, if successful, could increase our expected tax liability in one or more jurisdictions. A tax authority may take the position that material income tax liabilities, interest and penalties are payable by us, in which case, we expect that we might contest such assessment. Contesting such an assessment may be lengthy and costly and if we were unsuccessful in disputing the assessment, the implications could increase our anticipated effective tax rate, where applicable.

We are subject to certain tax risks and treatments that could negatively impact our results of operations.

We may operate in the United States or through a U.S. subsidiary. If we or our subsidiaries are subject to U.S. corporate income tax, Section 280E of the Internal Revenue Code of 1986, as amended, or the Code, generally prohibits taxpayers from deducting or claiming tax credits with respect to expenses paid or incurred in carrying on any trade or business if such trade or business (or the activities which comprise such trade or business) consists of trafficking in controlled substances (within the meaning of Schedule I and II of the CSA) which is prohibited by U.S. federal law or the law of any state in which such trade or business is conducted. The application of Code section 280E generally causes such businesses to pay higher effective U.S. federal tax rates than similar businesses in other industries. Although the U.S. Internal Revenue Service, or IRS, issued a clarification allowing the deduction of certain expenses, the scope of such items is interpreted very narrowly and the bulk of operating costs and general administrative costs are not permitted to be deducted. There is no guarantee that any federal court will issue an interpretation of Section 280E favorable to psilocybin and psilocin businesses.

Risks Related to Ownership of Our Common Shares

We may experience extreme stock price volatility unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our ordinary shares.

Recently, there have been instances of extreme stock price run-ups followed by rapid price declines and strong stock price volatility with a number of recent initial public offerings, especially among companies with relatively smaller public floats. As a relatively small-capitalization company with relatively small public float, we may experience greater stock price volatility, extreme price run-ups, lower trading volume and less liquidity than large-capitalization companies. In particular, our common shares may be subject to rapid and substantial price volatility, low volumes of trades and large spreads in bid and ask prices. Such volatility, including any stock-run up, may be unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our common shares.

In addition, if the trading volumes of our common shares are low, persons buying or selling in relatively small quantities may easily influence prices of our common shares. This low volume of trades could also cause the price of our common shares to fluctuate greatly, with large percentage changes in price occurring in any trading day session. Holders of our common shares may also not be able to readily liquidate their investment or may be forced to sell at depressed prices due to low volume trading. Broad market fluctuations and general economic and political conditions may also adversely affect the market price of our common shares. As a result of this volatility, investors may experience losses on their investment in our common shares. A decline in the market price of our common shares also could adversely affect our ability to issue additional shares of common shares or other securities and our ability to obtain additional financing in the future. No assurance can be given that an active market in our common shares will develop or be sustained. If an active market does not develop, holders of our common shares may be unable to readily sell the shares they hold or may not be able to sell their shares at all.

The market price of our common shares may be volatile or may decline regardless of our operating performance.

The market price of our common shares may fluctuate significantly in response to numerous factors, many of which are beyond our control, including:

•        actual or anticipated fluctuations in our revenue and other operating results;

•        the financial projections we may provide to the public, any changes in these projections or our failure to meet these projections;

•        actions of securities analysts who initiate or maintain coverage of us, changes in financial estimates by any securities analysts who follow our company, or our failure to meet these estimates or the expectations of investors;

•        announcements by us or our competitors of significant services or features, technical innovations, acquisitions, strategic partnerships, joint ventures, or capital commitments;

•        price and volume fluctuations in the overall stock market, including as a result of trends in the economy as a whole;

•        lawsuits threatened or filed against us; and

•        other events or factors, including those resulting from war or incidents of terrorism, or responses to these events.

In addition, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. Stock prices of many companies have fluctuated in a manner unrelated or disproportionate to the operating performance of those companies. In the past, shareholders have filed securities class action litigation following periods of market volatility. If we were to become involved in securities litigation, it could subject us to substantial costs, divert resources and the attention of management from our business, and adversely affect our business.

The prices at which the common shares will trade cannot be predicted.

Securities will not necessarily trade at values determined by reference to the underlying value of our business. The market price of the common shares could be subject to significant fluctuations in response to a variety of factors, including the following: actual or anticipated fluctuations in our quarterly results of operations; recommendations by securities research analysts; changes in the economic performance or market valuations of companies in the industry in which we operate; additions or departures by our executive officers and other key personnel; significant acquisitions or business combinations, strategic partnerships, joint ventures or capital commitments by or involving our business or our competitors; operating and share price performance of other companies that investors deem comparable to us; fluctuations caused by COVID-19; and news reports relating to trends, concerns, technological or competitive developments, regulatory changes and other related issues in our industry or target markets.

The securities markets have experienced significant price and volume fluctuations from time to time in recent years that often have been unrelated or disproportionate to the operating performance of particular issuers. These broad fluctuations may adversely affect the market price of the common shares. In addition, the market prices for securities of biopharmaceutical companies, in particular, have historically been volatile. Factors such as industry related developments, the results of product development and commercialization, changes in government regulations, developments concerning proprietary rights, the timing of costs for manufacturing, pre-clinical studies and clinical trials, the reporting of adverse safety events involving our products and public rumors about such events and changes in the market prices of the securities of our competitors may further influence the volatility in the trading price of the common shares.

The issuance of securities could result in significant dilution in the equity interest of existing shareholders and adversely affect the marketplace of the securities.

The issuance of common shares or other securities convertible into common shares could result in significant dilution in the equity interest of existing shareholders and adversely affect the market price of the common shares. In addition, in the future, we may issue additional common shares or securities convertible into common shares, which may dilute existing shareholders. Our Articles of Incorporation (“Articles”) permit the issuance of an unlimited number of common shares and shareholders will have no pre-emptive rights in connection with such further issuances.

The market price of the common shares could decline as a result of future issuances, including issuance of shares issued in connection with strategic alliances, or sales by our existing holders of common shares, or the perception that these sales could occur. Sales by shareholders might also make it more difficult for us to sell equity securities at a time and price that it deems appropriate, which could reduce our ability to raise capital and have an adverse effect on our business.

We have a material weakness in our internal control over financing reporting. If we fail to establish and maintain proper and effective internal control over financial reporting, our operating results and our ability to operate our business could be harmed.

Ensuring that we have adequate internal financial and accounting controls and procedures in place so that we can produce accurate financial statements on a timely basis is a costly and time-consuming effort that needs to be re-evaluated frequently. Our internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with generally accepted accounting principles. Due to accounting resource constraints, we currently have a material weakness in our internal control over financial reporting. Our control environment is currently oriented primarily towards business risks, rather than financial reporting risks. We have not formally implemented risk assessment or monitoring controls, and information and communication controls and certain review controls are not considered to be operating effectively. Resource constraints have also resulted in insufficient segregation of duties in certain areas.

Implementing any appropriate changes to our internal controls may distract our officers and employees, entail substantial costs to modify our existing processes, and take significant time to complete. These changes may not, however, be effective in maintaining the adequacy of our internal controls, and any failure to maintain that adequacy, or consequent inability to produce accurate financial statements on a timely basis, could increase our operating costs and harm our business. In our efforts to maintain proper and effective internal control over financial reporting, we may discover additional significant deficiencies or material weaknesses in our internal control over financial reporting, which we may not successfully remediate on a timely basis or at all. Any failure to remediate any significant deficiencies or material weaknesses identified by us or to implement required new or improved controls, or difficulties encountered in their implementation, could cause us to fail to meet our reporting obligations or result in material misstatements in our financial statements. If we identify one or more material weaknesses in the future, it could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements, which may harm the market price of our shares.

Future sales and issuances of our common shares or rights to purchase common shares, including pursuant to our 2021 Equity Incentive Plan, or our 2021 Plan, could result in additional dilution of the percentage ownership of our shareholders and could cause our share price to fall.

We expect that significant additional capital will be needed in the future to continue our planned operations, including expanded research and development activities, and costs associated with operating as a public company. To raise capital, we may sell common shares, convertible securities or other equity securities in one or more transactions at prices and in a manner we determine from time to time. If we sell common shares, convertible securities or other equity securities, investors may be materially diluted by subsequent sales. Such sales may also result in material dilution to our existing shareholders, and new investors could gain rights, preferences, and privileges senior to the holders of our common shares.

Pursuant to the 2021 Plan our management is authorized to grant share purchase options, restricted stock units or stock appreciation rights to our employees, directors and consultants up to an amount of 1,642,861 common shares.

We do not intend to pay dividends on our common shares, so any returns will be limited to the value of our common shares.

We currently anticipate that we will retain future earnings for the development, operation, expansion and continued investment into our business and do not anticipate declaring or paying any cash dividends for the foreseeable future. In addition, we may enter into agreements that prohibit us from paying cash dividends without prior written consent from our contracting parties, or which other terms prohibiting or limiting the amount of dividends that may be declared or paid on our common shares. Any return to shareholders will therefore be limited to the appreciation of their common shares, which may never occur.

Our principal shareholders and management own a significant percentage of our shares and will be able to exert significant influence over matters subject to shareholder approval.

Based on the number of shares outstanding as of February 1, 2024, our executive officers, directors and director nominees, and 5% shareholders beneficially own approximately 21.89% of our common shares. Therefore, these shareholders will have the ability to influence us through this ownership position. These shareholders may be able to determine all matters requiring shareholder approval. For example, these shareholders may be able to control elections of directors, amendments of our organizational documents or approval of any merger, sale of assets or other major corporate transaction. This may prevent or discourage unsolicited acquisition proposals or offers for our common shares that you may feel are in your best interest as one of our shareholders.

We are an emerging growth company and a smaller reporting company, and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies and smaller reporting companies will make our common shares less attractive to investors.

We are an emerging growth company, as defined in the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, exemptions from the requirements of holding nonbinding advisory votes on executive compensation and shareholder approval of any golden parachute payments not previously approved, and an exemption from compliance with the requirement of the Public Accounting Oversight Board regarding the communication of critical audit matters in the auditor’s report on the financial statements. We could be an emerging growth company for up to five years following the year in which we complete our initial public offering, although circumstances could cause us to lose that status earlier. We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the date of the closing of our initial public offering, (b) in which we have total annual gross revenue of at least $1.235 billion or (c) in which we are deemed to be a large accelerated filer, which requires the market value of our common shares that are held by non-affiliates to exceed $700.0 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

Further, even after we no longer qualify as an emerging growth company, we may still qualify as a “smaller reporting company,” which would allow us to take advantage of many of the same exemptions from disclosure requirements, including reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. In addition, if we are a smaller reporting company with less than $100.0 million in annual revenue, we would not be required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, or Section 404.

We cannot predict if investors will find our common shares less attractive because we may rely on these exemptions. If some investors find our common shares less attractive as a result, there may be a less active trading market for our common shares and our share price may be more volatile.

Sales of a substantial number of our common shares by our existing shareholders in the public market could cause our share price to fall.

The lock-up agreements pertaining to the IPO expired in August. If our existing shareholders sell, or indicate an intention to sell, substantial amounts of our common shares in the public market, the trading price of our common shares could decline.

If our estimates or judgments relating to our critical accounting policies prove to be incorrect or financial reporting standards or interpretations change, our results of operations could be adversely affected.

The preparation of financial statements in conformity with generally accepted accounting principles in the United States, or U.S. GAAP, requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. We base our estimates on historical experience, known trends and events, and various other factors that we believe to be reasonable under the circumstances, as provided in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates.” The results of these estimates form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Significant assumptions and estimates used in preparing our consolidated financial statements include share-based payments, provision for income taxes and useful lives of property, plant and equipment and intangibles. Our results of operations may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our results of operations to fall below the expectations of securities analysts and investors, resulting in a decline in the trading price of our common shares.

Additionally, we regularly monitor our compliance with applicable financial reporting standards and review new pronouncements and drafts thereof that are relevant to us. As a result of new standards, changes to existing standards and changes in their interpretation, we might be required to change our accounting policies, alter our operational policies, and implement new or enhance existing systems so that they reflect new or amended financial reporting standards, or we may be required to restate our published financial statements. Such changes to existing standards or changes in their interpretation may have an adverse effect on our reputation, business, financial position, and profit.

Our disclosure controls and procedures may not prevent or detect all errors or acts of fraud.

Our disclosure controls and procedures are designed to reasonably assure that information required to be disclosed by us in reports we file or submit under the Exchange Act is accumulated and communicated to management, recorded, processed, summarized, and reported within the time periods specified in the rules and forms of the SEC. We believe that any disclosure controls and procedures or internal controls and procedures, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by an unauthorized override of the controls. Accordingly, because of the inherent limitations in our control system, misstatements or insufficient disclosures due to error or fraud may occur and not be detected.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our share price and trading volume could decline.

The trading market for our common shares will depend in part on the research and reports that securities or industry analysts publish about us or our business. Securities and industry analysts do not currently, and may never, publish research on our company. If no securities or industry analysts commence coverage of our company, the trading price for our common shares would likely be negatively impacted. In the event securities or industry analysts initiate coverage, if one or more of the analysts who cover us downgrades our common shares or publishes inaccurate or unfavorable research about our business, our share price may decline. If one or more of these analysts ceases coverage of our company or fails to publish reports on us regularly, demand for our shares could decrease, which might cause our share price and trading volume to decline.

Risks Related to Investment in a Canadian Company

We are governed by the corporate laws of Canada which in some cases have a different effect on shareholders than the corporate laws of the United States.

We are governed by the Business Corporations Act (British Columbia), or BCBCA, and other relevant federal and municipal laws, which may affect the rights of shareholders differently than those of a company governed by the laws of a U.S. jurisdiction, and may, together with our charter documents, have the effect of delaying, deferring or discouraging another party from acquiring control of our company by means of a tender offer, a proxy contest or otherwise, or may affect the price an acquiring party would be willing to offer in such an instance. The material differences between the BCBCA and Delaware General Corporation Law, or DGCL, that may have the greatest such effect include, but are not limited to, the following: (i) for certain corporate transactions (such as mergers and amalgamations or amendments to our Articles) the BCBCA generally requires the voting threshold to be a special resolution approved by 66 2/3% of shareholders, or as set out in the Articles, as applicable, whereas DGCL generally only requires a majority vote; and (ii) under the BCBCA a holder of 5% or more of our common shares can requisition a special meeting of shareholders, whereas such right does not exist under the DGCL. We cannot predict whether investors will find our company and our common shares less attractive because we are governed by foreign laws.

Our Articles and certain Canadian legislation contain provisions that may have the effect of delaying, preventing or making undesirable an acquisition of all or a significant portion of our shares or assets or preventing a change in control.

Certain provisions of our Articles and certain provisions under the BCBCA, together or separately, could discourage, delay or prevent a merger, acquisition or other change in control of us that shareholders may consider favorable, including transactions in which they might otherwise receive a premium for their common shares. These provisions include the establishment of a staggered board of directors, which divides the board into three groups, with directors in each group serving a three-year term. The existence of a staggered board can make it more difficult for shareholders to replace or remove incumbent members of our board of directors. As such, these provisions could also limit the price that investors might be willing to pay in the future for our common shares, thereby depressing the market price of our common shares. In addition, because our board of directors is responsible for appointing the members of our management team, these provisions may frustrate or prevent any attempts by our shareholders to replace or remove our current management by making it more difficult for shareholders to replace members of our board of directors. Among other things, these provisions include the following:

•        shareholders cannot amend our Articles unless such amendment is approved by shareholders holding at least 66 2/3% of the shares entitled to vote on such approval;

•        our board of directors may, without shareholder approval, issue preferred shares in one or more series having any terms, conditions, rights, preferences and privileges as the board of directors may determine; and

•        shareholders must give advance notice to nominate directors or to submit proposals for consideration at shareholders’ meetings.

A non-Canadian must file an application for review with the Minister responsible for the Investment Canada Act and obtain approval of the Minister prior to acquiring control of a “Canadian business” within the meaning of the Investment Canada Act, where prescribed financial thresholds are exceeded. A reviewable acquisition may not proceed unless the Minister is satisfied that the investment is likely to be of net benefit to Canada. If the applicable financial thresholds were exceeded such that a net benefit to Canada review would be required, this could prevent or delay a change of control and may eliminate or limit strategic opportunities for shareholders to sell their common shares. Furthermore, limitations on the ability to acquire and hold our common shares may be imposed by the Competition Act (Canada). This legislation has a pre-merger notification regime and mandatory waiting period that applies to certain types of transactions that meet specified financial thresholds, and permits the Commissioner of Competition to review any acquisition or establishment, directly or indirectly, including through the acquisition of shares, of control over or of a significant interest in us.

Our Articles designate specific courts in Canada and the United States as the exclusive forum for certain litigation that may be initiated by our shareholders, which could limit our shareholders’ ability to obtain a favorable judicial forum for disputes with us.

Pursuant to our Articles, unless we consent in writing to the selection of an alternative forum, the courts of the Province of British Columbia and the appellate courts therefrom shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (a) any derivative action or proceeding brought on our behalf; (b) any action or proceeding asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of ours to us; (c) any action or proceeding asserting a claim arising out of any provision of the BCBCA or our Articles (as either may be amended from time to time); or (d) any action or proceeding asserting a claim or otherwise related to our affairs, or the Canadian Forum Provision. The Canadian Forum Provision will not apply to any causes of action arising under the Securities Act or the Exchange Act. In addition, our Articles provide that unless we consent in writing to the selection of an alternative forum, the United States District Court for the District of Delaware shall be the sole and exclusive forum for resolving any complaint filed in the United States asserting a cause of action arising under the Securities Act, or the U.S. Federal Forum Provision. In addition, our Articles provide that any person or entity purchasing or otherwise acquiring any interest in our common shares is deemed to have notice of and consented to the Canadian Forum Provision and the U.S. Federal Forum Provision; provided, however, that shareholders cannot and will not be deemed to have waived our compliance with the U.S. federal securities laws and the rules and regulations thereunder.

The Canadian Forum Provision and the U.S. Federal Forum Provision in our Articles may impose additional litigation costs on shareholders in pursuing any such claims. Additionally, the forum selection clauses in our amended Articles may limit our shareholders’ ability to bring a claim in a judicial forum that they find favorable for disputes with us or our directors, officers or employees, which may discourage the filing of lawsuits against us and our directors, officers and employees, even though an action, if successful, might benefit our shareholders. In addition, while the Delaware Supreme Court ruled in March 2020 that federal forum selection provisions purporting to require claims under the Securities Act be brought in federal court are “facially valid” under Delaware law, there is uncertainty as to whether other courts, including courts in Canada and other courts within the United States, will enforce our U.S. Federal Forum Provision. If the U.S. Federal Forum Provision is found to be unenforceable, we may incur additional costs associated with resolving such matters. The U.S. Federal Forum Provision may also impose additional litigation costs on shareholders who assert that the provision is not enforceable or invalid. The courts of the Province of British Columbia and the United States District Court for the District of Delaware may also reach different judgments or results than would other courts, including courts where a shareholder considering an action may be located or would otherwise choose to bring the action, and such judgments may be more or less favorable to us than our shareholders.

Because we are a Canadian company, it may be difficult to serve legal process or enforce judgments against us.

We are incorporated and maintain operations in Canada. In addition, while certain of our directors and officers reside in the United States, many of them reside outside of the United States. Accordingly, service of process upon us may be difficult to obtain within the United States. Furthermore, because substantially all of our assets are located outside the United States, any judgment obtained in the United States against us, including one predicated on the civil liability provisions of the U.S. federal securities laws, may not be collectible within the United States. Therefore, it may not be possible to enforce those actions against us.

In addition, it may be difficult to assert U.S. securities law claims in original actions instituted in Canada. Canadian courts may refuse to hear a claim based on an alleged violation of U.S. securities laws against us or these persons on the grounds that Canada is not the most appropriate forum in which to bring such a claim. Even if a Canadian court agrees to hear a claim, it may determine that Canadian law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact, which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Canadian law. Furthermore, it may not be possible to subject foreign persons or entities to the jurisdiction of the courts in Canada. Similarly, to the extent that our assets are located in Canada, investors may have difficulty collecting from us any judgments obtained in the U.S. courts and predicated on the civil liability provisions of U.S. securities provisions.

We may be adversely affected by fluctuations in the U.S. dollar relative to the Canadian dollar.

Our revenues and expenses are expected to be primarily denominated in U.S. dollars, and therefore may be exposed to significant currency exchange fluctuations. The Canadian dollar relative to the U.S. dollar or other foreign currencies is subject to fluctuations. Fluctuations in the exchange rate between the U.S. dollar and the Canadian dollar may have a material adverse effect on our business, financial condition or results of operations. We may, in the future, establish a program to hedge a portion of our foreign currency exposure with the objective of minimizing the impact of adverse foreign currency exchange movements. However, even if we develop a hedging program, there can be no assurance that it will effectively mitigate currency risks. Failure to adequately manage foreign exchange risk could therefore have a material adverse effect on our business, financial condition or results of operations.

General Risks

We may expand our business through the acquisition of companies or businesses or by entering into collaborations, each of which could disrupt our business and harm our financial condition

We may in the future seek to expand our capabilities by acquiring one or more companies or businesses or entering into collaborations. Acquisitions and collaborations involve numerous risks, including, but not limited to: substantial cash expenditures; technology development risks; potentially dilutive issuances of equity securities; incurrence of debt and contingent liabilities, some of which may be difficult or impossible to identify at the time of acquisition; difficulties in assimilating the operations of the acquired companies; potential disputes regarding contingent consideration; diverting our management’s attention away from other business concerns; entering markets in which we have limited or no direct experience; and potential loss of our key employees or key employees of the acquired companies or businesses.

Our management has experience in making acquisitions and entering collaborations; however, we cannot provide assurance that any acquisition or collaboration will result in short-term or long-term benefits to us. We may incorrectly judge the value or worth of an acquired company or business. In addition, our future success would depend in part on our ability to manage the rapid growth associated with some of these acquisitions and collaborations. We cannot provide assurance that we would be able to successfully combine our business with that of acquired businesses or manage a collaboration. Furthermore, the development or expansion of our business may require a substantial capital investment by us.

We may be negatively impacted by challenging global economic conditions.

Our business, financial condition, results of operations and cash flow may be negatively impacted by challenging global economic conditions.

A global economic slowdown would cause disruptions and extreme volatility in global financial markets, increased rates of default and bankruptcy and declining consumer and business confidence, which can lead to decreased levels of consumer spending. These macroeconomic developments could negatively impact our business, which depends on the general economic environment. As a result, we may not be able to maintain our existing clients or attract new clients, or we may be forced to reduce the price of our products. We are unable to predict the likelihood of the occurrence, duration or severity of such disruptions in the credit and financial markets or adverse global economic conditions. Any general or market-specific economic downturn could have a material adverse effect on our business, financial condition and results of operations.

Additionally, the United States has imposed and may impose additional quotas, duties, tariffs, retaliatory or trade protection measures or other restrictions or regulations and may adversely adjust prevailing quota, duty or tariff levels, which can affect both the materials that we use to package our products and the sale of finished products. Measures to reduce the impact of tariff increases or trade restrictions, including geographical diversification of our sources of supply, adjustments in packaging design and fabrication or increased prices, could increase our costs, delay our time to market and/or decrease sales. Other governmental action related to tariffs or international trade agreements has the potential to adversely impact demand for our products and our costs, customers, suppliers and global economic conditions and cause higher volatility in financial markets. While we actively review existing and proposed measures to seek to assess the impact of them on our business, changes in tariff rates, import duties and other new or augmented trade restrictions could have a number of negative impacts on our business, including higher prices and reduced demand for our products and higher input costs.

Our future growth and ability to compete effectively depends on retaining our key personnel and recruiting additional qualified personnel, and on the key personnel employed by our collaborative partners.

Our success depends upon the continued contributions of our key management, scientific and technical personnel, many of whom have been instrumental for us and have substantial experience with our therapies and related technologies. These key management individuals include the members of our board of directors and certain executive officers. We do not currently maintain any key person insurance.

The loss of key managers and senior scientists could delay our research and development activities. In addition, our ability to compete in the highly competitive biotechnology industry depends upon our ability to attract and retain highly qualified management, scientific and medical personnel. Many other companies and academic institutions that we compete against for qualified personnel have greater financial and other resources, different risk profiles and a longer history in the industry than we do. Therefore, we might not be able to attract or retain these key persons on conditions that are economically acceptable. Moreover, some qualified prospective employees may choose not to work for us due to negative perceptions regarding the therapeutic use of psychedelic substances or other objections to the therapeutic use of a controlled substance. Furthermore, we will need to recruit new managers and qualified scientific personnel to develop our business if we expand into fields that will require additional skills. Our inability to attract and retain these key persons could prevent us from achieving our objectives and implementing our business strategy, which could have a material adverse effect on our business and prospects.

We expect to experience significant growth in the number of our employees and the scope of our operations, particularly in the area of research and development. To manage our anticipated future growth, we must continue to implement and improve our managerial, operational and financial systems, expand our facilities and continue to recruit and train additional qualified personnel. Due to our limited financial resources, we may not be able to effectively manage the expansion of our operations or recruit and train additional qualified personnel. The expansion of our operations may lead to significant costs and may divert our management and business development resources. Any inability to manage growth could delay the execution of our business plans or disrupt our operations.

We may be subject to growth-related risks including pressure on our internal systems and controls.

Our ability to manage our growth effectively will require us to continue to implement and improve our operational and financial systems and to expand, train and manage our employee base. Our inability to deal with this growth could have a material adverse impact on our business, operations and prospects. We may experience growth in the number of our employees and the scope of our operating and financial systems, resulting in increased responsibilities for our personnel, the hiring of additional personnel and, in general, higher levels of operating expenses. In order to manage our future growth effectively, we will also need to continue to implement and improve our operational, financial and management information systems and to hire, train, motivate, manage and retain our employees. There can be no assurance that we will be able to manage such growth effectively, that our management, personnel or systems will be adequate to support our operations or that we will be able to achieve the increased levels of revenue commensurate with the increased levels of operating expenses associated with this growth.

Security breaches, loss of data and other disruptions could compromise sensitive information related to our business or prevent us from accessing critical information and expose us to liability, which could adversely affect our business and our reputation.

In the ordinary course of our business, we generate and store sensitive data, including research data, intellectual property and proprietary business information owned or controlled by ourselves or our employees, partners and other parties. We manage and maintain our applications and data utilizing a combination of on-site systems and cloud-based data centers. We utilize external security and infrastructure vendors to manage parts of our data centers. These applications and data encompass a wide variety of business-critical information, including research and development information, commercial information and business and financial information. We face a number of risks relative to protecting this critical information, including loss of access risk, inappropriate use or disclosure, accidental exposure, unauthorized access, inappropriate modification and the risk of our being unable to adequately monitor and audit and modify our controls over our critical information. This risk extends to the third-party vendors and subcontractors we use to manage this sensitive data or otherwise process it on our behalf. Further, to the extent our employees are working at home during the COVID-19 pandemic, additional risks may arise as a result of depending on the networking and security put into place by the employees. The secure processing, storage, maintenance and transmission of this critical information are vital to our operations and business strategy, and we devote significant resources to protecting such information. Although we take reasonable measures to protect sensitive data from unauthorized access, use or disclosure, no security measures can be perfect and our information technology and infrastructure may be vulnerable to attacks by hackers or infections by viruses or other malware or breached due to employee erroneous actions or inactions by our employees or contractors, malfeasance or other malicious or inadvertent disruptions. Any such breach or interruption could compromise our networks and the information stored there could be accessed by unauthorized parties, publicly disclosed, lost or stolen. Any such access, breach, or other loss of information could result in legal claims or proceedings. Unauthorized access, loss or dissemination could also disrupt our operations and damage our reputation, any of which could adversely affect our business.

Additionally, we do not currently maintain cybersecurity insurance coverage. Even if we were to obtain such coverage, we cannot be certain that such coverage will be adequate for data security liabilities actually incurred, will cover any indemnification claims against us relating to any incident, will continue to be available to us on economically reasonable terms, or at all, or that any insurer will not deny coverage as to any future claim. The successful assertion of one or more large claims against us that exceed available insurance coverage, or the occurrence of changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could adversely affect our reputation, business, financial condition and results of operations.

In certain circumstances, our reputation could be damaged.

Damage to our reputation can be the result of the actual or perceived occurrence of any number of events, and could include any negative publicity, whether true or not. The increased usage of social media and other web-based tools used to generate, publish and discuss user-generated content and to connect with other users has made it increasingly easier for individuals and groups to communicate and share opinions and views regarding us and our activities, whether true or not. Although we believe that we operate in a manner that is respectful to all stakeholders and that we take care in protecting our image and reputation, we do not ultimately have direct control over how we are perceived by others. Reputation loss may result in decreased investor confidence, increased challenges in developing and maintaining community relations and an impediment to our overall ability to advance our projects, thereby having a material adverse impact on financial performance, financial condition, cash flows and growth prospects.

We use biological and hazardous materials that require considerable expertise and expense for handling, storage and disposal and may result in claims against us.

We work with materials, including chemicals, biological agents and compounds that could be hazardous to human health and safety or the environment. Our operations also produce hazardous and biological waste products. Federal, provincial, state and local laws and regulations govern the use, generation, manufacture, storage, handling and disposal of these materials and wastes. We are subject to periodic inspections by Canadian provincial and federal authorities to ensure compliance with applicable laws. Compliance with applicable environmental laws and regulations is expensive, and current or future environmental laws and regulations may restrict our operations. If we do not comply with applicable regulations, we may be subject to fines and penalties.

In addition, we cannot eliminate the risk of accidental injury or contamination from these materials or wastes, which could cause an interruption of our commercialization efforts, research and development programs and business operations, as well as environmental damage resulting in costly clean-up and liabilities under applicable laws and regulations. In the event of contamination or injury, we could be liable for damages or penalized with fines in an amount exceeding our resources and our operations could be suspended or otherwise adversely affected. Furthermore, environmental laws and regulations are complex, change frequently and have tended to become more stringent. We cannot predict the impact of such changes and cannot be certain of our future compliance.

We will incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives and corporate governance practices.

As a public company will incur significant legal, accounting, and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, or Sarbanes-Oxley, the Dodd-Frank Wall Street Reform, and Consumer Protection Act, the listing requirements of Nasdaq, and other applicable securities rules and regulations impose various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices. We will have to hire additional accounting, finance, and other personnel in connection with our efforts to comply with the requirements of being a public company and our management and other personnel devote a substantial amount of time towards maintaining compliance with these requirements. These requirements will increase our legal and financial compliance costs and make some activities more time-consuming and costly. These rules and regulations are often subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices.

In addition, Sarbanes-Oxley, as well as rules subsequently adopted by the SEC and Nasdaq to implement provisions of Sarbanes-Oxley, impose significant requirements on public companies, including requiring establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices. Further, pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the SEC has adopted additional rules and regulations in these areas, such as mandatory “say on pay” voting requirements that are applicable to us. Stockholder activism, the current political environment, and the current high level of government intervention and regulatory reform may lead to substantial new regulations and disclosure obligations, which may lead to additional compliance costs and impact the manner in which we operate our business in ways we cannot currently anticipate.

If these requirements divert the attention of our management and personnel from other business concerns, they could have a material adverse effect on our business, financial condition, and results of operations. The increased costs could impact our results of operations and may require us to reduce costs in other areas of our business or increase the prices of our products or services. For example, these rules and regulations make it more difficult and more expensive for us to obtain director and officer liability insurance. We cannot predict or estimate the amount or timing of additional costs we may incur to respond to these requirements. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our Board of Directors, our board committees, or as executive officers.

USE OF PROCEEDS

We are not selling any securities under this prospectus and will not receive any proceeds from the sale of the Common Shares offered by this prospectus by the Selling Stockholders. However, we may receive proceeds from the cash exercise of the Warrants. The Warrants, if exercised in cash at the current exercise price with respect to all Warrants, would result in gross proceeds to us of approximately $375,000. The proceeds from such Warrant exercises, if any, will be used for working capital and general corporate purposes. We cannot predict when or whether the Warrants will be exercised, and it is possible that some or all of the Warrants may expire unexercised. For information about the Selling Stockholders, see “Selling Stockholders.”

The Selling Stockholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Stockholder for brokerage or legal services or any other expenses incurred by the Selling Stockholder in disposing of the Common Shares offered hereby. We will bear all other costs, fees and expenses incurred in effecting the registration of the Common Shares covered by this prospectus, including all registration and filing fees and fees and expenses of our counsel and accountants.

BUSINESS

Recent Developments

On January 16, 2023, we entered into a strategic investment agreement, or the Strategic Investment Agreement, with Hightimes Holding Corp., or Hightimes, 1252240 BC LTD, a wholly owned subsidiary of Hightimes, and Trans-High Corporation, a wholly owned subsidiary of Hightimes, pursuant to which Hightimes granted to us $833,333 of annual advertising and marketing credits, or Advertising Credits, for five consecutive years, in exchange for 625,000 of our common shares. The Advertising Credits enable us to advertise (i) on all Hightimes publications, including the Hightimes print and website publications, and (ii) at all festivals and events conducted by Hightimes. Unless earlier terminated pursuant to the terms of the Strategic Investment Agreement, the Strategic Investment Agreement will terminate on December 31, 2025, which term may be extended by the parties to the Strategic Investment Agreement upon such terms and conditions as the parties may mutually agree. Paul Abramowitz, one of our directors, is a shareholder of Hightimes and is the stepfather of the person who was Executive Chairman of Hightimes through September 2023. Mr. Abramowitz’s biological son is a beneficial owner of Roma Ventures, LLC, or Roma Ventures, an entity that owned approximately 8.53% of our issued and outstanding Common Shares upon the entrance into the transaction (as of the date of this prospectus, Roma Ventures does not own any Common Shares). Benjamin Windle is the investment manager of Roma Ventures. Mr. Windle is the investment manager of Whistling Pines LLC, one of the Selling Stockholders. Mr. Abramowitz’s biological son is a beneficial owner of Whistling Pines LLC. The Executive Chairman of Hightimes at the time of the transaction, Mr. Abramowitz, and Roma Ventures are shareholders of Hightimes.

On February 13, 2023, we completed our initial public offering (the “IPO”). Our registration statement on Form S-1 (File No. 333-262296) relating to the IPO was declared effective by the SEC on February 8, 2023. We issued 1,875,000 common shares at a price of $4.00 per share for aggregate net cash proceeds of $5.8 million, after deducting underwriting discounts and commissions and other offering related costs. None of the expenses associated with the IPO were paid to directors, officers, persons owning 10% or more of any class of equity securities, or to their associates, or to our affiliates. WestPark Capital, Inc. acted as sole book running manager of the offering and as representative of the underwriters.

On February 27, 2023, we agreed to our first commercial sale to the prestigious Hadassah BrainLabs — Center for Psychedelics Research, Hadassah Medical Center, Hebrew University, Jerusalem, Israel. This first commercial sale of psilocybin, while modest in size, marks a key operational milestone for the company as we shift from pre revenue to revenue producing. This transaction establishes our ability to supply the global psychedelic community with compounds and services.

On March 20, 2023, we entered into a definitive asset purchase agreement (the “APA”) with Wesana Health Holdings Inc. (“Wesana”) for the purchase of Wesana’s SANA-013 intellectual property and related assets (the “Transaction”). The Transaction provides an opportunity for the continued development of SANA-013 through the next phases of the US FDA regulatory process and for the Company to have economic exposure to any positive advancements in any such future research and development efforts by Lucy. On June 30, 2023, the Company entered into the First Amendment to the APA (the “First Amendment”). Pursuant to the First Amendment, the consideration to be paid for these assets is: (a) $300,000 in cash to be paid within 24 hours of the signing of the First Amendment; (b) upon the closing of the acquisition (the “Closing”), the Company will issue Wesana an aggregate of 1,000,000 shares of the Company’s Common Shares; (c) $177,973.99 in cash payable in the following 4 installments: (i) $100,000.00 due on or before July 1, 2023; (ii) $25,991.33 due on or before October 1, 2023; (iii) $25,991.33 due on or before January 1, 2024; and (iv) $25,991.33 due on or before April 1, 2024, and (d) at the Closing, the Company will assume certain liabilities of Wesana which principally consists of $92,026.01 of trade payables owed by Wesana to a law firm. While the July payment was made, the October and January payments have not yet been made. Wesana has not yet accelerated the debt or declared an event of default with regard to the debt.

On March 23, 2023, we launched a new line of unscheduled psychoactive compounds that are available for sale throughout the United States, and where permitted. This product line is named Mindful by Lucy and is the first line in the new family of brands contains Amanita Muscaria mushrooms, a psychoactive adaptogen. The product leverages the compounds of these mushrooms, and a proprietary blend of other natural functional ingredients, to create a transformative experience for consumers. We aim to distribute and market Mindful by Lucy through Hightimes’ websites and social channels. Lucy and High Times entered into a Strategic Investment Agreement in January 2023 whereby Lucy received $2.5 million in advertising credits in exchange for 625,000 of our common shares that will help launch the new brand into market through High Times channels and experiential events without cash outlays for marketing by Lucy. This new line is well-positioned to capitalize on the growing market for psychoactive alternatives, which Forbes predicts will double to over $5 billion in gross sales by 2025.

On June 30, 2023, the Closing of Wesana occurred. A total of $100,000 was paid by the Company to Wesana on July 5, 2023 and the Shares were issued on June 30, 2023.

On July 11, 2023, we announced the launch of Twilight by Lucy, a blend of Amanita and Reishi mushrooms that include a variety of other nootropics promoting improved cognitive function and enhanced sleep quality. This release comes on the heels of the recent launch of Mindful by Lucy. Both of these products are now available for purchase on the company’s official online store, www.buytrippy.com, as well as through Hightimes.com and other channels. Twilight by Lucy is a product designed to enhance and optimize consumer’s nightly sleep. The introduction of Twilight alongside Mindful underscores Lucy’s dedication to providing solutions in the psychotropic marketplace.

On July 24, 2023, Christopher McElvany resigned from his positions as the Company’s President and Chief Executive Officer and resigned as a member of the Company’s Board of Directors (the “Board”). The Company and Mr. McElvany agreed that his last day of employment was July 14, 2023. Mr. McElvany did not resign as a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On July 24, 2023, the Board ratified the appointment of Richard Nanula (a member of the Board since February 2022) as CEO.

On September 6, 2023, we entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) with Hightimes to acquire the intellectual property of High Times. Hightimes owns all of the issued and outstanding shares of common stock of HT-Lucy Acquisition Corp., a Delaware corporation. Pursuant to the Stock Purchase Agreement, Hightimes agreed to sell to us all of the common stock of HT-Lucy Acquisition Corp. upon the terms and subject to the conditions of the Stock Purchase Agreement. In exchange for the common stock of HT-Lucy Acquisition Corp., we shall pay Hightimes as consideration (i) the number of Common Shares that represents 19.9% of the total issued and outstanding shares of the Company at the closing; and (ii) semi-annual earn-out payments (the “Hightimes Earn-Out Payments”) payable for the five (5) consecutive fiscal years ending on June 30, 2029, in amounts equal to three (3) times the adjusted EBITDA of HT-Lucy Acquisition Corp., calculated pursuant to the terms of the Stock Purchase Agreement. We have the discretion to pay the Hightimes Earn-Out Payments with either Lucy common shares or cash. At the closing, we will also cause HT-Lucy Acquisition Corp. to enter into an intellectual property license agreement pursuant to which HT-Lucy Acquisition Corp. will grant to an affiliate of Hightimes the exclusive right and license to utilize certain intellectual property rights to operate retail stores and to manufacture and sell THC products in the United States in return for a license fee of $1.0 million per year, increasing to $2.0 million per year upon Federal legalization.

On September 12, 2023, we entered into an amalgamation agreement (the “Amalgamation Agreement”) with Bluesky Biologicals Inc. (“Bluesky”) to acquire the Bluesky. Bluesky, through Bluesky Wellness Inc., owns a portfolio of plant-based wellness brands including Keoni, Keoni Sport, Blush Wellness and AMMA Healing. Pursuant to the Amalgamation Agreement, Bluesky will amalgamate with a wholly-owned subsidiary of the Company upon the terms and subject to the conditions of the Amalgamation Agreement. We shall pay Bluesky as consideration (i) the number of Common Shares that represents 19.9% of the total issued and outstanding shares of the Company at the closing; and (ii) earn-out payments (the “Bluesky Earn-Out Payments”) payable for the four (4) consecutive fiscal years ending on June 30, 2028, the six (6) month period ended June 30, 2024, and the six (6) month period ending December 31, 2028, in amounts equal to two and one half (2.5) times the adjusted EBITDA of Bluesky., calculated pursuant to the terms of the Amalgamation Agreement. We have the discretion to pay the Bluesky Earn-Out Payments with either Lucy common shares or cash.

Our Management Team

Mr. Nanula is our Chief Executive Officer and has served as our Chair and a director since February 2022. Mr. Nanula is a highly experienced business advisor and senior executive with more than 35 years of experience in corporate finance and strategy including tenure with the Walt Disney Company (Disney), Starwood Hotels and Resorts, Amgen, and Colony Capital. Additionally, Mr. Nanula also served as a board member for Boeing Corporation and Starwood Capital. Our management team also features Assad J. Kazeminy, Ph.D., our Chief Scientific Officer, who previously served as Chief Executive Officer of Irvine Pharmaceutical Services Inc. and Avrio Biopharmaceutical LLC and has over 30 years of research and development experience in the biopharmaceutical industry.

Our History

We were initially founded in 2017 as Hollyweed North Cannabis, Inc., or HNCI. In May 2018, our newly-constructed facility was inspected by Health Canada, and we received our Controlled Substances Dealer’s Licence in June of that year. Shortly thereafter, our wholly-owned subsidiary TerraCube was founded, and the first TerraCube prototype was constructed. Later that same year, HNCI obtained a Health Canada Cannabis Standard Processing Licence. On August 10, 2021, the Health Canada Standard Processor’s License was voluntarily withdrawn with the revocation effective September 3, 2021. In May of 2020, we submitted an application to Health Canada for a Controlled Substances Dealer’s Licence for the ability to produce and conduct research using psilocybin, psilocin, N,N-DMT, and mescaline. In parallel, we began the process of rebranding to our current name, Lucy Scientific Discovery, Inc. In February 2021, the Health Canada Office of Controlled Substances completed the inspection, and the licence was obtained by Lucy in August 2021. In October 2021, we filed an amendment with Health Canada to add the ability to sell, send, transport, and deliver the substances currently included on our licence and add MDMA, LSD, and 2C-B to our license, which was approved on December 17, 2021. In November 2023, we surrendered the Dealer Licence, to better manage our costs. The Company intends to monitor the psychedelic marketplace and revisit the Dealer License when the regulatory landscape provides for a clearer path to meaningful revenues.

SELLING STOCKHOLDERS

On December 12, 2023, we consummated the Offering pursuant to the SPA with the Selling Stockholders for the purchase of (1) the Notes, having an aggregate principal amount of up to $2,000,000 convertible into the Company’s Common Shares, and (2) an aggregate of 1,500,000 Warrants to purchase up to an aggregate of 1,500,000 Common Shares at an exercise price of $0.25 per share of our Common Shares. The aggregate purchase price of the Note was $1,800,000.

The Company received a total of $850,000, before expenses, at the closing of the first tranche of the financing (the “First Tranche”).

Pursuant to the SPA, the Company sold to the Selling Stockholders senior secured convertible promissory Notes in an aggregate principal amount of up to $2 million, convertible into the Company’s Common Shares.

The Notes carry an original issue discount of up to a total of $200,000 which is included in the up to $2 million principal balance of the Note.

The SPA contains customary representations, warranties and covenants of the Company and the Selling Stockholders. The First Tranche’s original issue discount, added to the principal amount owed by the Company, was a total of approximately $94,500, for a total principal balance of approximately $944,500.

The Common Shares underlying the Notes that are being registered in the registration statement of which this prospectus forms a part are based on the First Tranche only, with a current principal balance of approximately $944,500.

Pursuant to the SPA, in connection with the payment of the First Tranche, the Selling Stockholders received Warrants to purchase up to an aggregate of 1.5 million Common Shares. The Warrants are exercisable for Common Shares of the Company at an exercise price of $0.25. If fully exercised for cash, the Company will receive $375,000 from the exercise of the Warrants. The Common Shares underlying the Warrants that are being registered in the registration statement of which this prospectus forms a part.

The payment of further consideration by the Selling Stockholders to the Company, pursuant to the SPA and the Notes (up to $950,000 before expenses), is at the Selling Stockholders’ sole discretion (the “Subsequent Tranches”). The Common Shares underlying the Notes of any Subsequent Tranches are not being registered in the registration statement of which this prospectus forms a part. As of February 21, 2024, no Subsequent Tranches have been entered into. The obligations of the Company under the Notes are secured by all of the Company’s assets pursuant to the terms of the security and pledge agreements by and between the Company and each Selling Stockholder (the “Security and Pledge Agreement”).

On the earliest date that the Common Shares underlying the Note would be eligible to be unrestricted in the hands of the Selling Stockholders (either pursuant to registration, Rule 144, or any other applicable exemption from registration) (such date referred to as the “Equity Interest Due Date”), the Company shall issue to the Selling Stockholders a number of Common Shares so that the value of such shares is equal to a total of $450,000 (the “Equity Interest Value”) based on a fixed price per share of $0.1979, as agreed to by the Selling Stockholders (the “Equity Interest”). The Equity Interest Value shall be pro-rated based on the portion of the total of the $1.8 million advanced prior to the Equity Interest Due Date, provided however, that the Equity Interest Value shall be at least a total of $270,000 on the Equity Interest Due Date with the remainder due upon advance of each Subsequent Tranche subsequent to the Equity Interest Date. However, the Common Shares derived from each Subsequent Tranche are not being registered in this registration statement of which this prospectus forms a part.

Common Shares equal to a value of $270,000, representing the minimum Equity Interest that will be due on the Equity Interest Due date are being registered in the registration statement of which this prospectus forms a part.

The Selling Stockholders may offer and sell, from time to time, up to an aggregate of 7,361,688 shares of our Common Shares, no par value, consisting of:

(i)     4,497,363 Common Shares issuable upon the conversion of the Notes;

(ii)    1,500,000 Common Shares issuable upon the exercise of 1,500,000 Warrants issued in the Offering to the Selling Stockholders; and

(iii)   1,364,325 Common Shares issuable upon the effectiveness of the registration statement of which this prospectus forms a part with a value of $270,000 based on a fixed price per share of $0.1979 representing the minimum Equity Interest that will be due to the Selling Stockholders.

The Common Shares being offered by the Selling Stockholders are those issuable to the Selling Stockholders, upon conversion of the Notes or exercise of the Warrants or issuance of the Equity Interest. We are registering the Common Shares in order to permit the Selling Stockholders to offer the Common Shares for resale from time to time. Except for the ownership of the Notes and the Warrants, the Selling Stockholders have not had any material relationship with us within the past three years, except for Whistling Pines Capital LLC one of whose beneficial owners is a biological son of Mr. Abramowitz, a member of our Board.

The table below lists the Selling Stockholder and other information regarding the beneficial ownership of the Common Shares of the Selling Stockholders. The second column lists the number of Common Shares beneficially owned by the Selling Stockholder prior to the Offering, based on its ownership of the Common Shares and warrants, if any, as of February 21, 2024, assuming exercise of the Warrants or conversion of the Notes held by the Selling Stockholders or the issuance of the Equity Interest on that date, if any, without regard to any limitations on exercises.

The third column lists the shares of Common Shares being offered by this prospectus by the Selling Stockholders.

In accordance with the terms of a registration rights provision in the Notes, this prospectus generally covers the resale of the sum of (i) the number of Common Shares issuable to the Selling Stockholders upon conversion of the Notes based on an assumed conversion price of $0.21 per share of Common Shares, (ii) the maximum number of Common Shares issuable upon exercise of the Warrants, determined as if the outstanding Warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, and (iii) the issuance of the Equity Interest at a fixed price per share of $0.1979, without regard to any limitations on the conversions of the Notes and the exercise of the Warrants. The fourth column assumes the sale of all of the Common Shares offered by each Selling Stockholder pursuant to this prospectus.

Under the terms of the Notes and the Warrants and other warrants, if any, held by the Selling Stockholder, the Selling Stockholder may not convert any such Notes or exercise any such warrants to the extent such exercise would cause the Selling Stockholder, together with its affiliates and attribution parties, to beneficially own a number of Common Shares which would exceed 9.99%, or 4.99% in certain cases, of our then outstanding Common Shares following such conversion or exercise, excluding for purposes of such determination Common Shares issuable upon conversion of such Notes or exercise of such warrants which have not been converted or exercised. The number of Common Shares in the fourth column does not reflect this limitation. The Selling Stockholder may sell all, some or none of their Common Shares in this offering. See “Plan of Distribution.”

Name of Selling Stockholder	Number of Common Shares Owned Prior to Offering(1)	Maximum Number of Common Shares to be Sold Pursuant to this Prospectus(2)	Number of Common Shares Owned After Offering(3)
Kips Bay Select LP(4)	—	2,453,896	—
Leonite Fund I, LP(5)	—	2,453,896	—
Whistling Pines Capital LLC(6)	—	2,453,896	—

____________

(1)      This column lists the number of Common Shares beneficially owned by each Selling Stockholder, as of February 21, 2024 and consists of (i) 4,497,363 Common Shares issuable upon the conversion of the Notes (at an assumed conversion price of $0.21 per share) (ii) 1,500,000 Common Shares issuable upon the exercise of the Warrants; and (iii) 1,364,325 Common Shares issuable upon the effectiveness of the registration statement of which this prospectus forms a part with a value of $270,000 based on a fixed price per share of $0.1979 representing the minimum Equity Interest that will be due to the Selling Stockholders. Without regard to the beneficial ownership blocker of 9.99% or 4.99%, each Selling Stockholder would beneficially own an aggregate number of 2,453,896 of our Common Shares consisting of (i) 1,499,121 Common Shares issuable upon the conversion of the Note (at an assumed conversion price of $0.21 per share); (ii) 500,000 Common Shares issuable upon the exercise of the Warrants; and (iii) 454,775 Common Shares issuable upon the issuance of the Equity Interest.

(2)      For the purposes of the calculations of Common Shares to be sold pursuant to the prospectus, we are assuming the conversion of the Note in full (at an assumed conversion price of $0.21 per share), the exercise of all the Warrants held by each Selling Stockholder, and the issuance of the Equity Interest at a fixed price per share of $0.1979.

(3)      This column lists the number of Common Shares beneficially owned by the Selling Stockholder without giving effect to the applicable beneficial ownership blocker of 9.99% or 4.99%. This column represents the amount of Common Shares that will be held by the Selling Stockholder after completion of this offering based on the assumptions that (a) all securities registered for sale by the registration statement of which this prospectus is part of will be sold, (b) no other Common Shares are acquired or sold by the Selling Stockholder prior to completion of this offering, and (c) the securities previously acquired, if any, will not be sold. However, the Selling Stockholder is not obligated to sell all or any portion of our Common Shares offered pursuant to this prospectus.

(4)      Kips Bay Select LP has voting and investment power over these securities. All voting and dispositive power for Kips Bay Select LP is held by Roman Rogol. Each of Kips Bay Select LP and Roman Rogol disclaims beneficial ownership over these securities. The address of Kips Bay Select LP is 1225 Ave Ponce de Leon PH-855 San Juan, PR 00907.

(5)      Leonite Fund I, LP has voting and investment power over these securities. All voting and dispositive power for Leonite Fund I, LP is held by Avi Geller. Each of Leonite Fund I, LP and Avi Geller disclaims beneficial ownership over these securities. The address of Leonite Fund I, LP is 3500 South DuPont Highway Dover, DE 19901.

(6)      Whistling Pines Capital LLC has voting and investment power over these securities. All voting and dispositive power for Whistling Pines Capital LLC is held by Ben Windle. Each of Whistling Pines Capital LLC and Ben Windle disclaims beneficial ownership over these securities. The address of Whistling Pines Capital LLC is 5401 Fairview Pl. Agoura Hills, CA 91301.

Material Relationships with the Selling Stockholders

Other than in connection with the transactions described above and elsewhere in this registration statement, we have not had any material relationships with the Selling Stockholders in the last three (3) years.

PLAN OF DISTRIBUTION

The Selling Stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the Nasdaq Capital Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling securities:

•        ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•        block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•        purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•        an exchange distribution in accordance with the rules of the applicable exchange;

•        privately negotiated transactions;

•        settlement of short sales;

•        in transactions through broker-dealers that agree with the Selling Stockholder to sell a specified number of such securities at a stipulated price per security;

•        through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•        a combination of any such methods of sale; or

•        any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Stockholders have informed the Company that they do not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Shares for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Shares by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DESCRIPTION OF SECURITIES

The following descriptions are summaries of the material terms of our Articles.

General

Our authorized share capital consists of an unlimited number of common shares and an unlimited number of preferred shares, issuable in series, all of which preferred shares are undesignated.

As of February 1, 2024, we had 17,646,296 common shares outstanding and held of record by 357 shareholders, and no preferred shares outstanding.

Common Shares

The holders of our common shares are entitled to one vote for each share held on all matters submitted to a vote of the shareholders. Holders of our common shares are entitled to receive ratably any dividends declared by our board of directors out of funds legally available for that purpose, subject to any preferential dividend rights of any outstanding preferred shares. Our common shares have no pre-emptive rights, conversion rights or other subscription rights or redemption or sinking fund provisions.

In the event of our liquidation, dissolution or winding up, holders of our common shares will be entitled to share ratably in all assets remaining after payment of all debts and other liabilities and any liquidation preference of any outstanding preferred shares. The shares to be issued by us in this offering will be, when issued and paid for, validly issued, fully paid and non-assessable.

Preferred Shares

Our board of directors have the authority, without further action by our shareholders, to issue an unlimited number of preferred shares in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting, or the designation of, such series, any or all of which may be greater than the rights of common shares. The issuance of our preferred shares could adversely affect the voting power of holders of common shares and the likelihood that such holders will receive dividend payments and payments upon our liquidation, dissolution or winding up. In addition, the issuance of preferred shares could have the effect of delaying, deferring or preventing a change in control of our company or other corporate action. As of February 1, 2024, no preferred shares are outstanding, and we have no present plan to issue any preferred shares.

Exchange Listing

Our common shares trade on the Nasdaq Capital Market under the symbol “LSDI”.

Transfer Agent and Registrar

The transfer agent and registrar for our common shares is VStock Transfer, LLC. The transfer agent and registrar’s address is 18 Lafayette Place, Woodmere, New York 11598.

The Notes and the Warrants Issued to the Selling Stockholders in this Offering

On December 12, 2023, we consummated the Offering pursuant to the SPA with the Selling Stockholders for the purchase of (1) the Notes, having an aggregate principal amount of up to $2,000,000 convertible into the Company’s Common Shares, and (2) an aggregate of 1,500,000 Warrants to purchase up to an aggregate of 1,500,000 Common Shares at an exercise price of $0.25 per share of our Common Shares. The aggregate purchase price of the Note was $1,800,000.

The Company received a total of $850,000, before expenses, at the closing of the first tranche of the financing (the “First Tranche”).

Pursuant to the SPA, the Company sold to the Selling Stockholders senior secured convertible promissory Notes in an aggregate principal amount of up to $2 million, convertible into the Company’s Common Shares.

The Notes carry an original issue discount of up to a total of $200,000 which is included in the up to $2 million principal balance of the Note.

The SPA contains customary representations, warranties and covenants of the Company and the Selling Stockholders. The First Tranche’s original issue discount, added to the principal amount owed by the Company, was a total of approximately $94,500, for a total principal balance of approximately $944,500. Pursuant to the SPA, in connection with the payment of the First Tranche, the Selling Stockholders received Warrants to purchase up to an aggregate of 1.5 million Common Shares. The Warrants are exercisable for Common Shares of the Company at an exercise price of $0.25. If fully exercised for cash, the Company will receive $375,000 from the exercise of the Warrants.

The payment of further consideration by the Selling Stockholders to the Company, pursuant to the SPA and the Notes (up to $950,000 before expenses), is at the Selling Stockholders’ sole discretion (the “Subsequent Tranches”). The Subsequent Tranches are not being registered in this registration statement of which this prospectus forms a part. As of February 21, 2024, no Subsequent Tranches have been entered into. The obligations of the Company under the Notes are secured by all of the Company’s assets pursuant to the terms of the security and pledge agreements by and between the Company and each Selling Stockholder (the “Security and Pledge Agreement”).

Secured Convertible Promissory Note

The Notes are repayable from the date of the First Tranche, or Subsequent Tranches, if applicable, until 12 months thereafter (the “Maturity Date”) and accrue interest at a rate of 10.0% per annum. The Company may prepay the Notes at any time prior to the Maturity Date, upon 30 days’ notice to the Selling Stockholders in an amount equal to 110% multiplied by the sum of (i) the outstanding principal amount, (ii) all accrued and unpaid interest, (iii) all accrued interest through the remainder of the Note term, and (iv) any other amounts due under the Note. The Company is required to make interest payments in a total amount of approximately $8,000 per month to the Selling Stockholders, starting in January, until the principal amount is due in December 2024.

The Notes are convertible (in whole or in part) at any time into the number of Common Shares equal to the sum of (1) the principal amount of the Note to be converted in such conversion; plus (2) at the Selling Stockholder’s option, accrued and unpaid interest, provided, however, that at the option of the Selling Stockholder, the accrued and unpaid interest can be converted prior to any other amounts under the Note, if any, on such principal amount at the interest rates provided in the Note to the Conversion Date (as defined in the Notes); plus (3) at the Selling Stockholder’s option, the lesser of the rate of 24% per annum or the maximum legal amount permitted by law (the “Default Interest”), if any, on the amounts referred to in the immediately preceding clauses (1) and/or (2); plus (4) the Selling Stockholder’s expenses relating to a conversion, including but not limited to amounts paid by the Selling Stockholder on the Company’s transfer agent account; and (5) at the Selling Stockholder’s option, any amounts owed to the Selling Stockholder pursuant to Sections 2.3 and 2.4(g) of the Notes.

On the earliest date that the Common Shares underlying the Note would be eligible to be unrestricted in the hands of the Selling Stockholders (either pursuant to registration, Rule 144, or any other applicable exemption from registration) (such date referred to as the “Equity Interest Due Date”), the Company shall issue to the Selling Stockholders a number of Common Shares so that the value of such shares is equal to a total of $450,000 (the “Equity Interest Value”) based on a fixed price per share of $0.1979, as agreed to by the Selling Stockholders (the “Equity Interest”). The Equity Interest Value shall be pro-rated based on the portion of the total of the $1.8 million advanced prior to the Equity Interest Due Date, provided however, that the Equity Interest Value shall be at least a total of $270,000 on the Equity Interest Due Date with the remainder due upon advance of each Subsequent Tranche subsequent to the Equity Interest Date. However, the Common Shares derived from each Subsequent Tranche are not being registered in this registration statement of which this prospectus forms a part.

The Notes provide for certain covenants, whereby the Company is restricted, unless the Selling Stockholders consent, in certain activities, including, variable rate transactions and Common Share repurchases. So long as any obligations of the Company under the Notes are outstanding, upon an issuance of (or announcement of intent to effect an issuance of) any security or amendment to any security originally issued prior to December 12, 2023, by the Company with any term the Selling Stockholders reasonably believe is more favorable to the holder of such security than to the Selling Stockholders, or with a term in favor of the holder of such security that the Selling Stockholders reasonably believe was not similarly provided to Selling Stockholders, then (i) the Company must notify the Selling Stockholders of such additional favorable term within 3 business days of the issuance and/or amendment of the respective security and (ii) such term, at Selling Stockholders’ option, shall become a part of the transaction documents with the Selling Stockholders.

Subject to some exceptions, the Notes require the Company to pay to the Selling Stockholders on an accelerated basis, all amounts owed pursuant to the Notes from the net proceeds of: (a) any future financings, whether debt or equity, or any other financing proceeds such as cash advances, royalties or earn-out payments or (b) the sale of any assets or securities or the receipt in cash of any tax refunds, the sale of any tax credits, or collections pursuant to any settlement or judgement.

The Notes set forth certain standard events of default (such event, an “Event of Default”), subject to certain cure periods. Upon the occurrence of an Event of Default (after the expiration of any applicable cure period), (i) interest shall accrue at the Default Interest rate (as defined in the Notes); (ii) the Notes shall become immediately due and payable and the Company shall pay to the Selling Stockholders an amount equal to the sum of the principal amount then outstanding plus accrued and unpaid interest through the date of the Event of Default, plus unaccrued interest through the remainder of the term of the Notes, together with all costs, including, without limitation, legal fees and expenses of collection and Default Interest through the date of full repayment; and (iii) a liquidated damages charge equal to 25% of the outstanding balance due under the Notes will be assessed and will become immediately due and payable to the Selling Stockholders.

The Warrants

The Warrants are exercisable until December 12, 2028. If at any time after June 12, 2024, the market price of one Common Share is greater than the Exercise Price and the Warrant Shares are not registered under an effective non-stale registration statement of the Company, the Investors may elect to receive Warrant Shares pursuant to a cashless exercise. The Exercise Price is subject to customary adjustments for distributions of assets, Common Share issuances, Common Share dividends, and anti-dilution of the Common Shares.

Registration Rights

None of the holders of our Common Shares or their transferees, are entitled to certain rights with respect to the registration of the offer and sale of those shares under the Securities Act (other than the Selling Stockholders). If the offer and sale of these Common Shares is registered, the Common Shares will be freely tradable without restriction under the Securities Act, and a large number of Common Shares may be sold into the public market.

COMPARISON OF BRITISH COLUMBIA LAW AND DELAWARE LAW

We are governed by the Business Corporations Act (British Columbia), or the BCBCA. Significant differences between the BCBCA and the General Corporation Law of the State of Delaware, or the DGCL, which governs companies incorporated in the State of Delaware, include the following:

Capital Structure

Delaware	British Columbia

Under the DGCL, the certificate of incorporation must set forth the total number of shares of stock which the corporation shall have authority to issue and the par value of each of such shares, or a statement that the shares are to be without par value.

As permitted by the BCBCA and our Articles that will be effective following the completion of this offering, our authorized share capital consists of (i) an unlimited number of common shares without par value, with special rights and restrictions attached and (ii) an unlimited number of preferred shares without par value, issuable in series, with special rights and restrictions attached.

Dividends

Delaware	British Columbia

The DGCL generally provides that, subject to certain restrictions, the directors of a corporation may declare and pay dividends upon the shares of its capital stock either out of the corporation’s surplus (as defined in the DGCL) or, if there is no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Further, the holders of preferred or special stock of any class or series shall be entitled to receive dividends at such rates, on such conditions and at such times as stated in the certificate of incorporation or in the resolution or resolutions providing for the issue of such stock adopted by the board of directors, payable in preference to, or in such relation to, the dividends payable on any other class or classes or of any other series of stock.

Under the BCBCA, dividends may be declared at the discretion of the board of directors. Any dividends declared shall be subject to the rights, if any, of shareholders holding shares with special rights as to dividends. Dividends may not be declared if there are reasonable grounds for believing that the company is insolvent or the payment of such dividends would render the company insolvent.

Number and Election of Directors

Delaware	British Columbia

Under the DGCL, the board of directors must consist of at least one person, and the number of directors is generally fixed by, or in the manner provided in, the by-laws of the corporation, unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors shall be made only by amendment of the certificate. The Board may be divided into three classes of directors, with one-third of the directors subject to election by the stockholder each year after such classification becomes effective.

Under the BCBCA, a company must have at least one director and, in the case of a public company, must have at least three directors. Our Articles permit our board of directors to set the number of directors. Succeeding directors must be elected and appointed in accordance with the BCBCA and the Articles of the company.

Removal of Directors

Delaware	British Columbia

Under the DGCL, any or all directors may be removed with or without cause by the holders of a majority of shares entitled to vote at an election of directors unless the certificate of incorporation otherwise provides or in certain other circumstances if the corporation has cumulative voting.

As permitted under the BCBCA, our Articles provide that a director may be removed before the expiration of the director’s term by a special resolution of shareholders. Our Articles also provide that the directors may remove any director before the expiration of such director’s term if the director is convicted of an indictable offence or if the director ceases to be qualified to act as a director.

Vacancies on the Board of Directors

Delaware	British Columbia

Under the DGCL, unless otherwise provided in the certificate of incorporation or the by-laws, vacancies and newly created directorships resulting from an increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class, may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

Under the BCBCA, filling vacancies on the board of directors will depend on whether a director was removed or if there is a casual vacancy. If the director was removed, the position can be filled by the shareholders at the shareholder meeting where the director is removed. If there is a casual vacancy, such vacancy can be filled by the remaining directors.

Qualifications of Directors

Delaware	British Columbia
Under the DGCL, directors are not required to be residents of Delaware or the United States. The certificate of incorporation or by-laws may prescribe other qualifications for directors.

Under the BCBCA, there are four criteria for a person to be qualified as a director. The director must (i) be 18 years of age or older, (ii) be capable of managing the director’s own affairs, (iii) have no undischarged bankruptcy and (iv) not be convicted of an offence in connection with the promotion, formation or management of a corporation or unincorporated business or of an offence involving fraud. Directors are not required to be residents of British Columbia or Canada.

Board of Director Quorum and Vote Requirements

Delaware	British Columbia

Under the DGCL, a majority of the total number of directors shall constitute a quorum for the transaction of business unless the certificate of incorporation or by-laws require a greater number. The by-laws may lower the number of directors required for a quorum to one-third of the total number of directors, but no less.

The BCBCA does not set out any requirements for a meeting of directors, except that minutes must be kept of all proceedings at meetings of directors or committees of directors. The Articles of a company may set out requirements and quorum for board meetings.

Transactions with Directors and Officers

Delaware	British Columbia

The DGCL generally provides that no contract or transaction between a corporation and one or more of its directors or officers, or between a corporation and any other corporation or other organization in which one or more of its directors or officers, are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board or committee which authorizes the contract or transaction, or solely because any such director’s or officer’s votes are counted for such purpose, if (i) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors or the committee, and the board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; (ii) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (iii) the contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified, by the board of directors, a committee or the stockholders.

Subject to certain exceptions, the BCBCA provides that a director or senior officer of a company holds a disclosable interest in a contract or transaction if the contract or transaction is material to the company, the company has entered, or proposes to enter, into the contract or transaction, and either of the following applies to the director or senior officer: (i) the director or senior officer has a material interest in the contract; or (ii) the director or senior officer is a director or senior officer of, or has a material interest in, a person who has a material interest in the contract or transaction. Under the BCBCA and our Articles, a director who holds a disclosable interest in a contract or transaction may not vote on any directors’ resolution to approve such contract or transaction unless all directors have a disclosable interest, in which case any or all of the directors may vote. Excluded directors will, however, count for the purposes of quorum. A director or senior officer is liable to account to the company for any profit that accrues to the director or senior officer under or as a result of the interested contract or transaction.

Limitation on Liability of Directors

Delaware	British Columbia

The DGCL permits a corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for a breach of the director’s fiduciary duty as a director, except for liability:

•   for breach of the director’s duty of loyalty to the corporation or its stockholders;

•   for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

•   under Section 174 of the DGCL, which concerns unlawful payment of dividends, stock purchases or redemptions; or

•   for any transaction from which the director derived an improper personal benefit.

Under the BCBCA, a director of a company is jointly and severally liable to restore to the company any amount paid or distributed as a result of paying dividends, commissions and compensation, among other things, contrary to the BCBCA. A director will not be found liable if the director relied, in good faith, on (i) financial statements of the company represented to the director by an officer of the company or in a written report of the auditor of the company, (ii) a written report of a lawyer, accountant, engineer, appraiser or other person whose profession lends credibility, (iii) a statement of fact represented to the director by an officer of the company or any record, information or (iv) a representation that the court considers provides reasonable grounds for the actions of the director. Further, any director is not liable if the director did not know and could not reasonably have known that the act done by the director or authorized by resolution voted for or consented to by the director was contrary to the BCBCA.

Indemnification of Directors and Officers

Delaware	British Columbia

Under the DGCL, a corporation may indemnify any person who is made a party to any third-party action, suit or proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the corporation (or is or was serving at the request of the corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise) against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding through, among other methods of approval, a majority vote of a quorum consisting of directors who were not parties to the suit or proceeding, if the person:

•   acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; and

•   with respect to a criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

The DGCL permits indemnification for derivative actions or suits against expenses (including legal fees) for the same set of persons entitled to indemnity for third party suits if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and only if the person is not found liable to the corporation, unless a court determines despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses that the court shall deem proper.

Our Articles provide that we must indemnify all eligible parties (which includes our current and former directors and officers), and such person’s heirs and legal personal representatives, as set out in the BCBCA, against all eligible penalties to which such person is or may be liable, and we must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each director is deemed to have contracted with us on the terms of indemnity contained in our Articles. In addition, we may indemnify any other person in accordance with the BCBCA.

Call and Notice of Stockholder Meetings

Delaware	British Columbia

Under the DGCL, a stockholder meeting is held on such date, at such time and at such place as designated by or in the manner provided in the corporation’s certificate of incorporation or by-laws or if not so designated, as determined by the board of directors.

If an annual meeting for election of directors is not held on the date designated or an action by written consent to elect directors in lieu of an annual meeting has not been taken within 30 days after the date designated for the annual meeting, or if no date has been designated, for a period of 13 months after the later of the last annual meeting or the last action by written consent to elect directors in lieu of an annual meeting, the Delaware Court of Chancery may summarily order a meeting to be held upon the application of any stockholder or director.

In accordance with the BCBCA, our Articles provide that an annual general meeting must be held at least once in each calendar year, and not more than 15 months after the last annual reference date, at such time and place as may be determined by the directors. An annual meeting of shareholders may be held at a location outside British Columbia if the location for the meeting is provided for in the Articles or, if the Articles do not restrict the company from holding a meeting outside of British Columbia, at a location approved as required by the Articles (and if not so specified then as approved by ordinary resolution of the shareholders). Our Articles permit the directors to approve a location for the annual general meeting that is outside of British Columbia. We must provide notice of the annual general meeting to each shareholder entitled to attend the meeting, to each director and to the auditor of the company at least 21 days but not more than two months before the meeting date.

Delaware	British Columbia
Special meetings of the stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the by-laws.

Under our Articles, our directors have the power at any time to call a meeting of shareholders. Under the BCBCA, the holders of not less than 5% of the issued shares of a company that carry the right to vote at a general meeting may requisition the directors to call a meeting of shareholders.

Stockholder Action by Written Consent

Delaware	British Columbia

Under the DGCL, unless otherwise provided by the corporation’s certificate of incorporation, the stockholders of a corporation may act by written consent without a meeting if such consent is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Under the BCBCA, shareholders may act by written resolution signed by all the shareholders entitled to vote on that resolution at a meeting of shareholders.

Stockholder Nominations and Proposals

Delaware	British Columbia
Under the DGCL, the by-laws of a corporation may include provisions respecting the nomination of directors or proposals by stockholders, including requirements for advance notice to the corporation.

Under the BCBCA, a person submitting a proposal must have been the registered or beneficial owner of one or more voting shares for an uninterrupted period of at least two years before the date of the signing of the proposal. In addition, the proposal must be signed by shareholders who, together with the submitter, are registered or beneficial owners of (i) at least 1% of the company’s voting shares, or (ii) shares with a fair market value exceeding an amount prescribed by regulation. Our Articles will contain advance notice provisions respecting the nomination of directors.

Stockholder Quorum and Vote Requirements

Delaware	British Columbia

Under the DGCL, a majority of the shares entitled to vote, present in person or represented by proxy, shall constitute a quorum at the meeting of stockholders unless the certificate of incorporation or by-laws specify a different quorum requirement, but in no event may a quorum consist of less than one-third of the shares entitled to vote at the meeting. Unless the DGCL, certificate of incorporation or by-laws provide for different vote requirement, generally the required vote under the DGCL is the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter, except generally the required vote under the DGCL, for the election of directors is a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

As permitted under the BCBCA, our Articles provide that a quorum for general meetings of shareholders is two persons present and being, or representing by proxy, shareholders holding at least a majority of the issued shares entitled to be voted at the meeting. Unless the BCBCA or Articles provide for a greater vote, generally the required vote under the BCBCA is a majority of the votes cast by the shareholders who voted in respect of that resolution.

Amendment of Governing Instrument

Delaware	British Columbia

Amendment of Certificate of Incorporation.    Generally, under the DGCL, following the adoption of an amendment to the certificate of incorporation, a declaration of the amendment’s advisability and a submission of the amendment to the corporation’s stockholders by the board of directors of the corporation, the affirmative vote of the holders of a majority of the outstanding stock entitled to vote thereon is required to adopt and approve a proposed amendment to the certificate of incorporation, provided that the certificate of incorporation may provide for a greater vote to amend the certificate of incorporation. Under the DGCL, holders of outstanding shares of a class or series are entitled to vote separately on an amendment to the certificate of incorporation if the amendment would have certain consequences, including changes that adversely affect the special rights, powers and preferences of such class or series.

Amendment of By-laws.    Under the DGCL, after a corporation has received any payment for any of its stock, the power to adopt, amend or repeal by-laws shall be vested in the stockholders entitled to vote; provided, however, that any corporation may, in its certificate of incorporation, provide that by-laws may be adopted, amended or repealed by the board of directors. The fact that such power has been conferred upon the board of directors shall not divest the stockholders of the power nor limit their power to adopt, amend or repeal the by-laws.

As permitted by the BCBCA, under our Articles, any amendment to the notice of Articles or Articles generally requires approval by a special resolution of the shareholders. In the event that an amendment to the Articles would prejudice or interfere with a right or special right attached to issued shares of a class or series of shares, such amendment must be approved separately by the holders of the class or series of shares being affected by a special resolution.

Votes on Mergers, Consolidations and Sales of Assets

Delaware	British Columbia

The DGCL provides that, unless otherwise provided in the certificate of incorporation or by-laws, the adoption of a merger agreement requires the approval of a majority of the outstanding stock of the corporation entitled to vote thereon.

Under the BCBCA, certain extraordinary corporate actions, such as continuances, certain amalgamations, sales, leases or other dispositions of all, or substantially all of, the undertaking of a company (other than in the ordinary course of business), liquidations, dissolutions and certain arrangements, are required to be approved by a special resolution of shareholders.

Dissenter’s Rights of Appraisal

Delaware	British Columbia

Under the DGCL, a stockholder of a Delaware corporation generally has the right to dissent from and request payment for the stockholders shares upon a merger or consolidation in which the Delaware corporation is participating, subject to specified procedural requirements, including that such dissenting stockholder does not vote in favor of the merger or consolidation. However, the DGCL does not confer appraisal rights, in certain circumstances, including if the dissenting stockholder owns shares listed on a national securities exchange and will receive shares listed on a national securities exchange in the merger or consolidation. Under the DGCL, a stockholder asserting appraisal rights does not receive any payment for his or her shares until a court determines the fair value or the parties otherwise agree to a value. The costs of the proceeding may be determined by the court and assessed against the parties as the court deems equitable under the circumstances.

Under the BCBCA, a shareholder, whether or not the shareholder’s shares carry the right to vote, is entitled to dissent in respect of a resolution to: (i) alter the company’s Articles to alter restrictions on the powers of the company or on the business the company is permitted to carry on; (ii) adopt an amalgamation agreement; (iii) approve an arrangement; (iv) authorize or ratify the sale, lease or other disposition of all or substantially all of the company’s undertaking; and (v) authorize the continuation of the company into a jurisdiction other than British Columbia. A shareholder is also entitled to dissent in respect of any court order that permits dissent and in respect of any other resolution if dissent is authorized by the resolution. A shareholder asserting dissent rights is entitled, subject to specified procedural requirements, including objecting to the action giving rise to dissent rights and making a proper demand for payment, to be paid by the company the fair value of the shares in respect of which the shareholder dissents. Under the BCBCA, if the shareholder and the company do not agree on the fair value for the shareholder’s shares, the company or the dissenting shareholder may apply to a court to fix a fair value for the shares.

Anti-Takeover and Ownership Provisions

Delaware	British Columbia

Unless an issuer opts out of the provisions of Section 203 of the DGCL, Section 203 generally prohibits a Delaware corporation that has a class of voting stock listed on a national securities exchange or is held of record by more than 2,000 stockholders from engaging in a “business combination” (as defined in Section 203) with, among others, a holder of 15% or more of the corporation’s outstanding voting stock (as defined in Section 203), referred to as an interested stockholder, for a period of three years after the time that the interested stockholder became an interested stockholder, except as otherwise provided in Section 203. For these purposes, the term “business combination” includes mergers, asset sales and other similar transactions with an interested stockholder.

The BCBCA contains no restriction on adoption of a shareholder rights plan. The BCBCA does not restrict related party transactions; however, in Canada, takeover bids and related party transactions are addressed in provincial securities legislation and policies.

Inspection of Books and Records

Delaware	British Columbia

Under the DGCL, any holder of record of stock or a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, upon written demand, inspect the corporation’s books and records during business hours for any proper purpose and may make copies and extracts therefrom.

Under the BCBCA, specified books and records of the company must be available for inspection by any of our shareholders at the registered and records office.

Derivative Actions

Delaware	British Columbia

Under the DGCL, a stockholder may bring a derivative action on behalf of a corporation to enforce the corporation’s rights if he or she was a stockholder at the time of the transaction which is the subject of the action. Additionally, under Delaware case law, a stockholder must have owned stock in the corporation continuously until and throughout the litigation to maintain a derivative action. Delaware law also requires that, before commencing a derivative action, a stockholder must make a demand on the directors of the corporation to assert the claim, unless such demand would be futile. A stockholder also may commence a class action suit on behalf of himself or herself and other similarly situated stockholders where the requirements for maintaining a class action have been met.

Under the BCBCA, a shareholder, defined for derivative actions to include a beneficial shareholder and any other person whom a court considers to be an appropriate person to make an application under the BCBCA, or a director of a company may, with leave of the court, bring a legal proceeding in the name and on behalf of the company to enforce an obligation owed to the company that could be enforced by the company itself, or to obtain damages for any breach of such an obligation. An applicant may also, with leave of the court, defend a legal proceeding brought against a company.

Oppression Remedy

Delaware	British Columbia
The DGCL does not expressly provide for a similar remedy.

The BCBCA provides an oppression remedy that enables a court to make any order, whether interim or final, to rectify matters that are oppressive or unfairly prejudicial to any shareholder, which includes a beneficial shareholder or any other person who, in the courts discretion, is a proper person to make such an application. The oppression remedy provides the court with very broad and flexible powers to intervene in corporate affairs to protect shareholders and other applicants.

LEGAL MATTERS

The validity of the securities being offered by this prospectus has been passed upon for us by Tingle Merrett LLP.

EXPERTS

The consolidated financial statements included in this prospectus and in the registration statement for the fiscal year ended June 30, 2023 and 2022 have been audited by Marcum LLP, an independent registered public accounting firm, and is included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC this registration statement on Form S-1 under the Securities Act with respect to the securities being offered by this prospectus. This prospectus, which constitutes a part of this registration statement, does not contain all of the information in this registration statement and its exhibits. For further information with respect to us and the Common Shares offered by this prospectus, you should refer to this registration statement and the exhibits filed as part of that document. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to this registration statement. Each of these statements is qualified in all respects by this reference.

We are subject to the informational requirements of the Exchange Act and file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings, including this registration statement, over the Internet at the SEC’s website at http://www.sec.gov. You may also request a copy of these filings, at no cost, by writing or telephoning us at: Lucy Scientific Discovery Inc., 301-1321 Blanshard Street, Victoria, British Columbia, Canada V8W 0B6 or (778) 410-5195.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to those documents and that the information in this prospectus is not complete and you should read the information incorporated by reference for more detail. We incorporate by reference in two ways. First, we list certain documents that we have already filed with the SEC. The information in these documents is considered part of this prospectus. Second, the information in documents that we file with the SEC in the future will update and supersede the current information in, and incorporated by reference in, this prospectus until we file a post-effective amendment that indicates the termination of the offering of the Common Shares made by this prospectus.

We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information furnished in Current Reports on Form 8-K filed under Item 2.02 or 7.01 of such form unless such form expressly provides to the contrary), including those made after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of such registration statement:

•        our Annual Report on Form 10-K for the fiscal year ended June 30, 2023, filed with the SEC on October 13, 2023;

•        our Quarterly Reports on Form 10-Q for the quarterly period ended September 30, 2023, filed with the SEC on November 13, 2023, and for the quarterly period ended December 31, 2023, filed with the SEC on February 13, 2024; and

•        our Current Report on Form 8-K filed with the SEC on July 7, 2023, July 28, 2023, September 8, 2023, September 12, 2023, September 27, 2023, and December 18, 2023.

The documents incorporated by reference into this prospectus are also available on our corporate website at https://www.lucyscientific.com. We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. You may request a copy of this information at no cost, by writing or telephoning us at the following address or telephone number:

Lucy Scientific Discovery Inc.

301-1321 Blanshard Street

Victoria, British Columbia, Canada V8W 0B6

(778) 410-5195

Attention: Corporate Secretary

Except for the specific incorporated documents listed above, no information available on or through our website shall be deemed to be incorporated in this prospectus or the registration statement of which it forms a part.

The SEC maintains an internet website that contains reports, proxy and information statements and other information regarding the issuers that file electronically with the SEC, including us, and can be accessed free of charge on the SEC’s website, http://www.sec.gov.

Up to 7,361,688 Common Shares

LUCY SCIENTIFIC DISCOVERY INC.

_____________________

PROSPECTUS

_____________________

_______________, 2024

PART II

INFORMATION NOT REQUIRED IN A PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the expenses expected to be incurred by us in connection with the issuance and distribution of the securities registered hereby, all of which expenses, except for the Securities and Exchange Commission (“SEC”) registration fee, are estimates:

Item	Amount to be paid
SEC registration fee	$249
Legal fees and expenses	25,000
Accounting fees and expenses	7,500
Total	$32,749

Item 14. Indemnification of Directors and Officers.

We are governed by the Business Corporations Act (British Columbia), or BCBCA. Under the BCBCA, and our Articles that will be in effect upon the closing of this offering, we may (or must, in the case of our Articles) indemnify all eligible parties against all eligible penalties to which such person is or may be liable, and we must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each director is deemed to have contracted with us on the terms of indemnity contained in our Articles.

For the purposes of such an indemnification:

“eligible party,” in relation to us, means an individual who

•        is or was our director or officer;

•        is or was a director or officer of another corporation

•        at a time when the corporation is or was our affiliate, or

•        at our request; or

•        at our request, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity and includes the heirs and personal or other legal representatives of that individual;

“eligible penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding;

“eligible proceeding” means a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, us or an associated corporation:

•        is or may be joined as a party, or

•        is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding;

“expenses” includes costs, charges and expenses, including legal and other fees, but does not include judgments, penalties, fines or amounts paid in settlement of a proceeding; and

“proceeding” includes any legal proceeding or investigative action, whether current, threatened, pending or completed.

In addition, under the BCBCA, we may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of that proceeding, provided that we first receive from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited by the restrictions noted below, the eligible party will repay the amounts advanced.

Notwithstanding the provisions of our Articles noted above, we must not indemnify an eligible party or pay the expenses of an eligible party, if any of the following circumstances apply:

•        if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, we were prohibited from giving the indemnity or paying the expenses by our Articles;

•        if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, we are prohibited from giving the indemnity or paying the expenses by our Articles;

•        if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of us or the associated corporation, as the case may be; or

•        in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

In addition, if an eligible proceeding is brought against an eligible party by or on behalf of us or by or on behalf of an associated corporation, we must not do either of the following:

•        indemnify the eligible party in respect of the proceeding; or

•        pay the expenses of the eligible party in respect of the proceeding.

Notwithstanding any of the foregoing, and whether or not payment of expenses or indemnification has been sought, authorized or declined under the BCBCA or our Articles, on the application of us or an eligible party, the Supreme Court of British Columbia may do one or more of the following:

•        order us to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding;

•        order us to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;

•        order the enforcement of, or any payment under, an agreement of indemnification entered into by us;

•        order us to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under this section; or

•        make any other order the court considers appropriate.

The BCBCA and our Articles that will be in effect upon the closing of this offering authorize us to purchase and maintain insurance for the benefit of an eligible party against any liability that may be incurred by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, us, our current or former affiliate or a corporation, partnership, trust, joint venture or other unincorporated entity at our request.

In addition, we have entered, or will enter, into separate indemnity agreements with each of our directors and officers pursuant to which we agree to indemnify and hold harmless our directors and officers against any and all liability, loss, damage, cost or expense in accordance with the terms and conditions of the BCBCA and our Articles.

Item 15. Recent Sales of Unregistered Securities.

The following lists set forth information regarding all securities sold or granted by the registrant from February 1, 2021 through February 1, 2024 that were not registered under the Securities Act, and the consideration, if any, received by the registrant for such securities.

(a) Warrants to Purchase Common Shares

On December 8, 2021, the Company issued 3,477,919 common shares pursuant to the exercise of 3,477,919 warrants with an exercise price of $0.015 (CAD$0.018) per warrant. On December 8, 2021, 428,290 warrants remain outstanding.

On July 28, 2023, the Company granted 93,750 share purchase warrants with an exercise price of $1.25 and a term of five years.

(b) Common Shares

In February 2021, we issued 990,741 common shares to Christopher McElvany at a price of $1.70 per share in connection with the asset purchase whereby we purchased equipment in exchange for a purchase price in form of common shares equivalent to $1,687,032 (CAD $2,140,000). In connection with the same transaction, we issued a convertible promissory note in the amount of $500,000 to Downwind Investments, LLC, of which Mr. McElvany is the principal. The promissory note is secured by certain of our assets and bears an interest rate of 8% per annum. The promissory note matures on February 25, 2022. The convertible promissory note is convertible at the option of the holder for any or all of the outstanding principal amount together with all accrued and unpaid interest owing to it hereunder into our common shares at a conversion price equal to $1.62 per share.

In March 2021, we issued 77,042 common shares for $2.85 per common share for proceeds of $219,476 as repayment of accounts payable of CAD $277,352.

In March 2021, we issued 17,738 Class B common shares for $2.87 per common share for proceeds of $50,830 as repayment of accounts payable of CAD $63,853.

In March 2021, we issued 242,122 common shares pursuant to consulting agreements.

In June 2021, we issued 53,790 common shares for $1.74 per common share pursuant to the settlement of that certain January 14, 2020 note payable of $121,020 plus accrued interest of $35,212.

In December 2021, we issued 185,138 common shares pursuant to the conversion of $300,000 of convertible notes plus $14,016 accrued interest at a conversion price of $1.69 per common share.

On December 8, 2021, the Company issued 3,477,919 common shares pursuant to the exercise of 3,477,919 warrants with an exercise price of $0.015 per warrant.

On February 15, 2022, the Company issued 127,819 common shares pursuant to consulting agreements.

On January 17, 2023, the Company issued 625,000 common shares pursuant to the Strategic Investment Agreement.

On February 13, 2023, the convertible notes in the aggregate principal amount of $4,307,115 were automatically converted into 1,932,006 common non-voting shares.

On February 13, 2023, the related party notes payable in the aggregate amount of $88,707 were automatically converted into 36,962 common nonvoting shares pursuant to a settlement and subscription agreement.

On February 13, 2023, accounts payable and due to certain related parties in the aggregate amount of $2,579,320 were automatically converted into 1,074,716 common non-voting shares pursuant to settlement and subscription agreements.

On February 13, 2023, the Company issued 250,000 common non-voting shares pursuant to a two-year marketing agreement.

On February 13, 2023, the Company issued 104,167 common non-voting shares pursuant to a donation to the Austin Community Foundation. The shares were subsequently cancelled on July 5, 2023.

On June 29, 2023, accounts payable of $25,000 were settled through the issuance of 21,662 common non-voting shares.

On June 29, 2023, due to related parties of $101,150 (CAD$136,059) were settled through the issuance of 100,000 common non-voting shares pursuant to a mutual settlement and release agreement.

On June 30, 2023, the Company issued 1,000,000 common non-voting shares to Wesana pursuant to the Agreement.

On July 4, 2023, the Company issued 100,000 common shares and made a cash payment of $226,586 (CAD$300,000) pursuant to a mutual settlement and release agreement.

On August 1, 2023, the Company issued 187,500 common shares to the former Chief Executive Officer with respect to the settlement of an award equal to the quotient obtained by dividing (x) $750,000 by (y) the closing price of the Company’s common shares on the closing date of the IPO.

(c) Convertible Notes

Between April 21, 2021 and June 20, 2021, we issued unsecured convertible notes with an aggregate face value of $348,257 which bear an interest rate of 8% per annum. The convertible notes are convertible into Class B non-voting shares at $1.62 (CAD$2.16) per common share and each of the convertible notes matures on the date that is six months after the date of issuance thereof. The convertible notes plus $6,597 accrued interest were converted into 35,822 common shares on February 13, 2023. The Company had no continuing obligation with respect to the convertible notes.

On February 25, 2021, we issued a secured convertible note to the CEO of the Company with an aggregate face value of $500,000 which bear an interest rate of 8% interest rate and initially matured on August 21, 2021. The maturity was extended to the date of the IPO. The convertible note is convertible at the option of the holder into common shares at a conversion price of $1.62 (CAD$2.16) per common share. The debt is secured pursuant to a general security agreement pursuant to which we pledged as collateral for the loan certain of our assets, including, without limitation, all of our personal property including debts, accounts, claims, equipment, inventory, documents of title, securities, money and intangible personal property such as licenses, contractual rights, patents, trademarks and other intellectual property; all real property or leasehold property; fixtures; and investment property including capital of each of our subsidiaries. The convertible note plus $78,575 accrued interest was converted into 366,187 common shares on February 13, 2023. The Company had no continuing obligation with respect to the convertible note.

Between June 29, 2021 and January 23, 2023, we issued unsecured convertible notes with an aggregate face value of $3,369,500 which bear an interest rate of 8% per annum. The convertible notes are convertible into common shares at a 40% discount to the price of an initial public offering and mature on the date that is two years after the date of issuance thereof. The convertible notes plus $302,442 accrued interest were converted into 1,529,997 common shares on February 13, 2023. The Company had no continuing obligation with respect to the convertible notes.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. The sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act (or Regulation D or Regulation S promulgated thereunder) or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were placed upon the stock certificates issued in these transactions. All of the foregoing securities are deemed restricted securities for purposes of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules

(a)     Exhibits

Exhibit Number	Exhibit Description	Incorporated by Reference		Filed or Furnished
		Form	Exhibit	Filing Date	Herewith
2.1	Stock Purchase Agreement, by and among Lucy Scientific Discovery, Inc., Hightimes Holding Corp. and HT Distribution Company, LLC, dated September 6, 2023.	8-K	2.1	09/08/2023
2.2	Amalgamation Agreement, among Lucy Scientific Discovery, Inc., B.C. Ltd., and Bluesky Biologicals Inc., dated September 12, 2023.	8-K	2.1	09/12/2023
3.1	Amended and Restated Articles of Incorporation of the Registrant.	S-1	3.1	01/21/2022
4.1	Form of Common Share Certificate.	S-1	4.1	12/15/2022
4.2	Warrant to Purchase Common Shares, dated November 5, 2020, issued by the Registrant to Origo Holdings, Inc.	S-1	4.3	01/21/2022
4.3	Form of Warrant to Purchase Common Shares, dated January 22, 2021, issued by the Registrant to Affiliates of Origo Holdings, Inc.	S-1	4.4	01/21/2022
4.4	Form of Note	8-K	4.1	12/18/2023
4.5	Form of Warrant	8-K	4.2	12/18/2023
5.1	Opinion of Tingle Merrett LLP	S-1	5.1	1/12/2024
10.1+	Form of Indemnification Agreement	S-1/A	10.1	12/15/2022
10.2+	2019 Stock Option Plan of the Registrant.	S-1	10.2	01/21/2022
10.3+	Form of Option Certificate under the 2019 Stock Option Plan.	S-1	10.3	01/21/2022
10.4+	2021 Equity Incentive Plan of the Registrant.	S-1/A	10.4	03/04/2022
10.5+	Form of Option Award under the 2021 Equity Incentive Plan.	S-1/A	10.5	03/04/2022
10.6+	Form of Employment Agreement by and between Richard D. Nanula and the Registrant.	S-1/A	10.8	12/05/2022
10.7+	Form of Employment Agreement by and between Brian Zasitko and the Registrant.	S-1/A	10.9	12/05/2022
10.8+	Executive Consulting Agreement, dated February 22, 2021, by and between AJK Biopharmaceutical LLC – Canadian Consulting Series and the Registrant.	S-1	10.8	01/21/2022
10.9	Offer to Lease, dated March 22, 2017, Ark Holdings Ltd. and the Registrant, as amended.	S-1	10.14	01/21/2022
10.10	Asset Purchase Agreement, dated February 25, 2021, by and between the Registrant and Chris McElvany.	S-1	10.20	01/21/2022
10.11	Strategic Investment Agreement, dated January 16, 2023 by and among Hightimes Holding Corp. 1252240 BC LTD., Trans-High Corporation and the Registrant.	S-1/A	10.23	01/18/2022
10.12	Definitive asset purchase agreement with Wesana Health Holdings Inc.	10-Q	10.2	05/10/2023
10.13	First Amendment to the Asset Purchase Agreement dated June 30, 2023 among Lucy Scientific Discovery Inc., Lucy Scientific Discovery USA Inc., Wesana Health Inc. and Wesana Health Holdings Inc.	8-K	10.1	07/07/2023
10.14	Form of Securities Purchase Agreement	8-K	10.1	12/18/2023
10.15	Form of Security and Pledge Agreement	8-K	10.2	12/18/2023
21.1	Subsidiaries of the Registrant.	10-K	21.1	10/13/2023
23.1*	Consent of Marcum LLP, independent registered public accounting firm.
23.2	Consent of Tingle Merrett LLP (included in Exhibit 5.1)	S-1	23.2	1/12/2024
24.1	Power of Attorney	S-1	24.1	1/12/2024
107	Filing Fee Table	S-1/A	107	1/12/2024

____________

*         Filed herewith

+      Management compensatory plan or contract.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(a)     The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)   to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii), and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)     each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)    each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)    That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(i)     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Victoria, British Columbia, on this 22nd day of February, 2024.

LUCY SCIENTIFIC DISCOVERY INC.
By:	/s/ Richard Nanula
Richard Nanula Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/ Richard D. Nanula	Chief Executive Officer and Executive Chairman	February 22, 2024
Richard D. Nanula	(Principal Executive Officer)
/s/ Brian Zasitko	Chief Financial Officer	February 22, 2024
Brian Zasitko	(Principal Financial Officer and Principal Accounting Officer)
*	Director	February 22, 2024
Paul Abramowitz
*	Director	February 22, 2024
Brittany Kaiser
*	Director	February 22, 2024
Charles B. Nemeroff, M.D., Ph.D.
*	Director	February 22, 2024
Scott Reeves
*	Director	February 22, 2024
Livio Susin
*By:	/s/ Richard Nanula
Attorney-In-Fact